Exhibit 99.1

Published Deal CUSIP: 01881DAE3

Published Revolving Facility CUSIP: 01881DAF0

$300,000,000

THIRD AMENDED AND RESTATED

FIVE YEAR

CREDIT AGREEMENT

Dated as of December 14, 2011

Among

ALLIANT ENERGY CORPORATION

as Borrower

THE BANKS NAMED HEREIN

as Banks

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swingline Lender and LC Issuing Bank

JPMORGAN CHASE BANK, N.A.

as Syndication Agent and LC Issuing Bank

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIBANK, N.A.

THE BANK OF TOKYO–MITSUBISHI UFJ, LTD.

THE ROYAL BANK OF SCOTLAND PLC

and

UBS LOAN FINANCE LLC

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC

J.P. MORGAN SECURITIES LLC

BARCLAYS CAPITAL

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

RBS SECURITIES INC.

THE BANK OF TOKYO–MITSUBISHI UFJ, LTD.

and

UBS SECURITIES LLC

Joint Lead Arrangers and Joint Bookrunners

i

ii

EXHIBITS AND SCHEDULES

Exhibit 1.1(a)	-	Form of Revolving Note
Exhibit 1.1(b)	-	Form of Swingline Note
Exhibit 2.2(b)	-	Form of Notice of Borrowing
Exhibit 2.2(c)	-	Form of Notice of Swingline Borrowing
Exhibit 2.4	-	Form of Request for Issuance
Exhibit 2.11	-	Form of Notice of Conversion
Exhibit 3.1(a)(viii)(A)	-	Form of Opinion of Brownstein Hyatt Farber Schreck, LLP
Exhibit-3.1(a)(viii)(B)	-	Form of Opinion of In-house Counsel
Exhibit 8.7	-	Form of Lender Assignment

Schedule I	-	Commitment Schedule
Schedule II	-	Existing Synthetic Leases
Schedule III	-	Existing Liens
Schedule IV	-	List of Indentures

iii

THIRD AMENDED AND RESTATED

FIVE YEAR CREDIT AGREEMENT

Dated as of December 14, 2011

THIS THIRD AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT (this “Agreement”) is made by and among:

(i)	ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”),

(ii)	the banks (the “Banks”) listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto, and

(iii)	WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (the “Agent”) for the Lenders hereunder and as a LC Issuing Bank and Swingline Lender (as defined below).

PRELIMINARY STATEMENTS

(1) The Borrower has entered into a Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (such agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Facility”) with Wells Fargo, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent and the other lenders and agents party thereto.

(2) The Borrower has requested that the parties to the Existing Facility amend and restate the terms of the Existing Facility, and replace the extensions of credit thereunder (including the advances and letters of credit governed by the terms of the Existing Facility), with this Agreement.

(3) The parties hereto agree that from and after the effectiveness of this Agreement, the obligations under the Existing Facility, including the terms of the extensions of credit outstanding thereunder, shall be continued as, and evidenced by, the Advances, Letters of Credit, this Agreement and other Loan Documents.

(4) The Lenders have indicated their willingness to continue extensions of credit under the Existing Facility as Advances and Letters of Credit hereunder, and make additional Advances and continue existing or issue additional Letters of Credit on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Active Joint Arrangers Fee Letter” means the letter agreement, dated November 18, 2011 among the Borrower, the Utilities, Wells Fargo, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Additional Lender” has the meaning assigned to that term in Section 2.6(d).

“Administrative Fee Letter” means the letter agreement, dated November 18, 2011, among the Borrower, the Utilities, Wells Fargo, and Wells Fargo.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Agent.

“Advance” means any or all of the Revolving Advances and the Swingline Advances.

“AER” means Alliant Energy Resources, Inc., a Wisconsin corporation.

“Affected Lender” has the meaning assigned to that term in Section 2.14.

“Affected Lender Advance” has the meaning assigned to that term in Section 2.14.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Aggregate Available Commitment” means the aggregate of the Lenders’ Available Commitment hereunder.

“Aggregate Commitment” means the total of all of the Lenders’ Commitment hereunder.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the Prime Rate;

(ii) 1/2 of one percent per annum above the Federal Funds Rate; and

(iii) the Eurodollar Rate for an Interest Period of 1 month plus 1.00%.

Each change in the Alternate Base Rate shall take effect concurrently with any change in such Prime Rate, the Federal Funds Rate or the Eurodollar Rate.

“Amendment Effective Date” means the day upon which each of the applicable conditions precedent enumerated in Section 3.1 shall be fulfilled to the satisfaction of, or waived with the consent of, the Lenders, the Agent, the LC Issuing Bank and the Borrower.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any Eurodollar Rate Advance or Base Rate Advance, the percentage set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5, or Level 6, opposite the Eurodollar Rate or the Base Rate, as applicable:

Rating	A+/A1/A+	A/A2/A	A-/A3/A-	BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	BBB-/Baa3/ BBB-
Pricing Level	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Margin for Eurodollar Rate Advances	0.795%	0.90%	1.00%	1.075%	1.275%	1.475%
Applicable Margin for Base Rate Advances	0.00%	0.00%	0.00%	0.075%	0.275%	0.475%
Facility Fee	0.08%	0.10%	0.125%	0.175%	0.225%	0.275%

The Facility Fee and the Applicable Margin shall be, at any time, the rate per annum set forth in the table above based upon the ratings assigned by S&P, Moody’s and Fitch to the senior unsecured non-credit enhanced long-term debt of the Borrower, or with respect to Moody’s, in the event that no such debt is outstanding, the ratings assigned by Moody’s to the issuer debt rating of the Borrower (collectively, the “Ratings”).

If at any time there is a split among Ratings by S&P, Moody’s and Fitch such that all three ratings fall in different Pricing Levels, the applicable Pricing Level shall be determined by the Rating that is neither the highest nor the lowest of the three ratings, and (ii) if at any time there is a split among Ratings by S&P, Moody’s and Fitch such that two of such ratings are in one Pricing Level (the “Majority Level”) and the third Rating is in a different Pricing Level, the applicable Pricing Level shall be at the Majority Level. In the event that the Borrower shall maintain Ratings from only two of S&P, Moody’s and Fitch and there is a split in such Ratings (i) of one Pricing Level, the applicable Pricing Level shall be determined by the higher of the two Ratings, and (ii) of two or more Pricing Levels, the applicable Pricing Level shall be the Pricing Level that is exactly between the Pricing Level of the higher Rating and the Level of the lower Rating (the “Midpoint”), or if there is no Midpoint, the Level that is one Level above a notional Level that falls at the midpoint between the actual Ratings. In the event that the Borrower shall maintain Ratings from only one of S&P, Moody’s and Fitch, the applicable

Pricing Level shall be determined by reference to that one Rating. If at any time the Borrower does not have a Rating from at least one of S&P, Moody’s or Fitch, the applicable Pricing Level shall be set at Pricing Level VI. Notwithstanding the foregoing, if at any time the Borrower has any Rating that corresponds to Level VI, the applicable Pricing Level shall be Level VI. The Pricing Level shall be redetermined on and as of the date of announcement of a change in the Rating of S&P, Moody’s or Fitch.

“Applicable Rate” means:

(i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time;

(ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period; and

(iii) in the case of each LIBOR Market Interest Rate Advance, a rate per annum equal at all times to the sum of the LIBOR Market Index Rate in effect from time to time plus the Applicable Margin in effect for a Eurodollar Rate Advance from time to time.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Available Commitment” means, for each Lender at any time on any day, an amount equal to the excess, if any, of (i) such Lender’s Commitment then in effect over (ii) such Lender’s Credit Exposure, computed after giving effect to all Extensions of Credit made or to be made on such day, the application of proceeds therefrom, all prepayments and repayments of Advances made on such day and all reductions in the LC Outstandings made on such day.

“Bankruptcy Event” means the occurrence of any actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code.

“Banks” has the meaning assigned to that term in the Preamble to this Agreement.

“Base Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.8(a).

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Borrowing” means the incurrence by the Borrower (including as a result of Conversions of outstanding Advances pursuant to Section 2.11) on a single date of a group of Advances of a single Class and Type (or a Swingline Advance made by the Swingline Lender) and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City, Charlotte, North Carolina or Madison, Wisconsin and, if the applicable Business Day relates to any Eurodollar Rate Advance or LIBOR Market Index Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” means obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligations shall be the capitalized amount determined in accordance with such principles.

“Cash and Cash Equivalents” means, with respect to any Person, the aggregate amount of the following, to the extent owned by such Person free and clear of all Liens, encumbrances and rights of others and not subject to any judicial, regulatory or other legal constraint: (i) cash on hand; (ii) Dollar demand deposits maintained in the United States with any commercial bank and Dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank which has an office in the United States and which has a combined capital and surplus of at least $100,000,000; (iii) eurodollar time deposits maintained in the United States with, or eurodollar certificates of deposit having a maturity of one year or less issued by, any commercial bank having outstanding unsecured indebtedness that is rated (on the date of acquisition thereof) A- or better by S&P or Fitch or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if none of such corporations is then in the business of rating unsecured bank indebtedness); (iv) direct obligations of, or unconditionally guaranteed by, the United States and having a maturity of one year or less; (v) commercial paper rated (on the date of acquisition thereof) A-1 or better by S&P or Fitch or P-1 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if none of such corporations is then in the business of rating commercial paper), and having a maturity of one year or less; (vi) obligations with any Lender or any other commercial bank in respect of the repurchase of obligations of the type described in clause (iv) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (iv) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender or such other commercial bank; and (vii) preferred stock of any Person that is rated A- or better by S&P or Fitch or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if none of such corporations is then in the business of rating preferred stock of entities engaged in such businesses).

“Cash Collateral Account” has the meaning assigned to that term in Section 2.4(d).

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the LC Issuing Bank and the Lenders, as collateral for the LC Outstandings or obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Agent and the LC Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the LC Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning assigned to that term in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Advances to the Borrower and to participate in the Swingline Advances and reimbursement obligations of the Borrower in respect of Letters of Credit in an amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into one or more Lender Assignments or is an Additional Lender or an Increasing Lender, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.7(b), in each such case as such amount may be reduced from time to time or increased pursuant to Section 2.6.

“Commitment Increase” has the meaning assigned to that term in Section 2.6(d).

“Commitment Increase Approvals” means resolutions of the board of directors of the Borrower authorizing any Commitment Increase.

“Confidential Information” has the meaning assigned to that term in Section 8.8.

“Consent Date” has the meaning assigned to that term in Section 2.19(a).

“Consenting Lender” has the meaning assigned to that term in Section 2.19(a).

“Consolidated Capital” means, with respect to any Person, without duplication, at any date of determination, the sum of (i) Consolidated Debt of such Person, (ii) consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of such Person and its Consolidated Subsidiaries, (iv) the aggregate outstanding amount of Hybrid Securities, and (v) consolidated equity of the preferred stockholders of such Person and its Consolidated Subsidiaries, in each case determined at such date in accordance with GAAP, excluding, however, from such calculation, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the Borrower set forth in the Borrower’s Report on Form 10-K or 10-Q, as the case may be, filed most recently with the Securities and Exchange Commission prior to the date of such determination.

“Consolidated Debt” means, with respect to any Person, without duplication, at any date of determination, the aggregate Debt of such Person and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Debt of any Subsidiary of the Borrower or (ii) the aggregate outstanding Debt evidenced by Hybrid Securities to the extent that the total book value of such securities does not exceed 15% of Consolidated Capital as of the date of determination.

“Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Continuing Directors” means the members of the Board of Directors of the Borrower on the date hereof and each other director of the Borrower, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Advances, as the case may be, pursuant to Section 2.10 or Section 2.11.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Advances made by such Lender outstanding at such time, (ii) such Lender’s Percentage of the LC Outstandings at such time and (iii) such Lender’s (other than the Swingline Lender’s) Percentage of the Swingline Advances outstanding at such time.

“Debt” means, for any Person, any and all indebtedness, liabilities and other monetary obligations of such Person (without duplication), (i) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (except trade accounts payable arising and repaid in the ordinary course of business), (iii) Capitalized Lease Obligations, (iv) under reimbursement or similar agreements with respect to letters of credit (other than trade letters of credit) issued to support indebtedness or obligations of such Person or of others of the kinds referred to in clauses (i) through (iii) above and clause (v) below, (v) reasonably quantifiable obligations under direct guaranties or indemnities, or under support agreements, in respect of, and reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) incurred in connection with any synthetic lease, tax retention operating lease or similar off-balance sheet financing product treated as an operating lease for financial accounting purposes and a capital lease for federal income tax purposes, in each case that is entered into after the Amendment Effective Date, but excluding the obligations under the Existing Synthetic Leases, including any extension, renewal, amendment or refinancing thereof; provided that if the aggregate amount owing in respect of all such Existing Synthetic Leases, after giving effect to any such extension, renewal, amendment or refinancing, exceeds the aggregate amount owed as of the Amendment Effective Date, such excess shall be included as Debt.

“Default Rate” means (i) with respect to the unpaid principal of or interest on any Advance, the greater of (A) 2% per annum above the Applicable Rate in effect from time to time for such Advance and (B) 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances and (ii) with respect to any other unpaid amount hereunder, 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

“Designated Lender” means a Defaulting Lender or a Downgraded Lender

“Defaulting Lender” means, subject to Section 2.21(b), any Lender, as reasonably determined by the Agent, that (i) has failed (which failure has not been cured within two Business Days) to fund any Advance or any participation interest in Letters of Credit or Swingline Advances required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Agent and the Borrower in writing of its good faith determination that a condition under Section 3.2 to its obligation to fund any Advance shall not have been satisfied), (ii) has notified the Borrower, the Agent, the LC Issuing Bank or the Swingline Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after receipt of a written request from the Agent or the Borrower delivered in accordance with Section 8.2 to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Advances or participations in Letters of Credit and Swingline Advances, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason, (iv) has failed to pay to the Agent, the LC Issuing Bank or any other Lender when due an amount owed by such Lender to the Agent, the LC Issuing Bank or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured, or (v) (a) has become or is insolvent or (b) is the Subsidiary of a Person that has (x) become or is insolvent, (y) become or is the subject of a proceeding under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or (z) had appointed for it a receiver, conservator, trustee, custodian or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuing Bank, each Swingline Lender and each Lender.

“Direct Subsidiary” means, with respect to any Person, any Subsidiary directly owned by such Person.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Lender Assignment pursuant to which it became a Lender (copies of which shall be provided by each Lender to the Agent and the Borrower as of the date hereof, or, in the case of a Lender Assignment, upon or prior to such Lender Assignment), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, S&P, Fitch or any other nationally recognized statistical rating organization recognized as such by the Securities and Exchange Commission.

“Eligible Assignee” means (i) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) the central bank of any country that is a member of the OECD; and (iv) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; provided, however, that (A) any such Person shall also (1) have outstanding unsecured indebtedness that is rated A- or better by S&P or Fitch or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if none of such rating agencies is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (2) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, (x) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.17) and (y) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 2.13.

“Equity Interests” means, (i) with respect to a corporation, shares of common stock of such corporation or any other interest convertible or exchangeable into any such interest, (ii) with respect to a limited liability company, a membership interest in such company, (iii) with respect to a partnership, a partnership interest in such partnership, and (iv) with respect to any other Person, an interest in such Person analogous to interests described in clauses (i) through (iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under “common control” with, or a member of the same “controlled group” as, such Person, within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means: (i) with respect to a Plan, the occurrence of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty day notice requirement has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment payment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA; (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan or a Multiemployer Plan during a plan year for which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a payment to a Plan, which failure results in the imposition of a Lien; (vi) the incurrence of an obligation to provide a notice under Section 101(j) of ERISA; (vii) the adoption of an amendment to a Plan which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA; or (viii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Lender Assignment pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Eurodollar Rate” means, with respect to each Eurodollar Rate Advance comprising part of the same Borrowing for any Interest Period, an interest rate per annum equal to (i) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or (ii) if no such rate is available, the rate of interest determined by the Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (i) and (ii) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wells Fargo’s Eurodollar Rate Advance comprising part of such Borrowing, all subject to Section 2.9 and Section 2.10.

“Eurodollar Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.8(b).

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning assigned to that term in Section 6.1.

“Existing Facility” has the meaning assigned to that term in the first Preliminary Statement to this Agreement.

“Existing Synthetic Leases” means all synthetic leases existing on the Amendment Effective Date and set forth on Schedule II.

“Extension Date” has the meaning assigned to that term in Section 2.19(a).

“Extension Notice” has the meaning assigned to that term in Section 2.19(a).

“Extension of Credit” means (i) the disbursement of the proceeds of any Borrowing and (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Facility Fee” means a fee that shall be payable on the aggregate amount of the Commitment of each Lender, irrespective of usage, payable to each Lender on the amount of its Commitment at the rate per annum as set forth in the definition of Applicable Margin.

“Federal Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Administrative Fee Letter and the Active Joint Arrangers Fee Letter.

“Fitch” means Fitch Ratings.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the LC Issuing Bank, such Defaulting Lender’s LC Outstandings with respect to Letters of Credit issued by the LC Issuing Bank other than such portion of such Defaulting Lender’s LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the law of any jurisdiction other than any state of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then unless and until the Borrower, the Agent and the Majority Lenders mutually agree to adjustments to the terms hereof to reflect any such Accounting Change, all financial covenants (including those contained in Article V), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission, and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting. In the event of an Accounting Change the Administrative Agent, the Majority Lenders and the Borrower shall negotiate the adjustments referred to in the proviso to the first sentence of this definition in good faith.

“Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hostile Acquisition” means any acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such acquisition prior to the first public announcement or disclosure relating to such acquisition.

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities issued by the Borrower or any Subsidiary or financing vehicle of the Borrower that (i) has an original maturity of at least 20 years and (ii) requires no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least ninety-one days after the occurrence of the Termination Date.

“Increasing Lender” has the meaning assigned to that term in Section 2.6(d).

“Indemnified Person” has the meaning assigned to that term in Section 8.4(b).

“Initial Advances” has the meaning assigned to that term in Section 2.6(d)(iii).

“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IPL” means Interstate Power and Light Company, an Iowa corporation.

“ISP” has the meaning assigned to that term in Section 8.10.

“Joint Arrangers” means, collectively, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., The Bank of Tokyo–Mitsubishi UFJ, Ltd. and UBS Securities LLC.

“LC Fee” is defined in Section 2.5(c).

“LC Issuing Bank” means Wells Fargo and JPMorgan Chase Bank, N.A.

“LC Outstandings” means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the LC Issuing Banks under Letters of Credit.

“LC Payment Notice” is defined in Section 2.4(d).

“LC Subcommitment” means $60,000,000 or, if less, the aggregate Commitments at the time of determination, as such may be reduced at or prior to such time pursuant to the terms hereof.

“Lender Assignment” means an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee, and accepted by the Agent and the LC Issuing Banks, in substantially the form of Exhibit 8.7.

“Lenders” means the Banks listed on the signature pages hereof, each Additional Lender and each Eligible Assignee that shall become a party hereto pursuant to Section 8.7, provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender in such capacity.

“Letter of Credit” means any letter of credit issued by any LC Issuing Bank pursuant to Section 2.4.

“LIBOR Market Index Rate” means, for any day, an interest rate per annum for one month Dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“LIBOR Market Index Rate Advance” means a Swingline Advance that bears interest as provided in Section 2.8(c).

“Lien” has the meaning assigned to that term in Section 5.2(a).

“Loan Documents” means (i) this Agreement, any Notes issued pursuant to Section 2.16, and the Fee Letters, (ii) all agreements, documents and instruments in favor of the Agent, the LC Issuing Banks or the Lenders (or the Agent on behalf of any LC Issuing Bank or the Lenders), and (iii) all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

“Majority Lenders” means, on any date of determination, Lenders that, collectively, on such date (i) hold greater than 50% of the then Outstanding Credits and, (ii) if there are no Outstanding Credits, have Percentages in the aggregate greater than 50%; provided that the Outstanding Credits and Percentage held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders. Any determination of those Lenders constituting the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse change upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage Bond Indentures” means the indentures listed on Schedule IV hereto.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or has an obligation to make contributions, or has within any of the preceding five plan years made or had an obligation to make contributions.

“Multiple Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.19(a).

“Non-Performing Lender” has the meaning assigned to that term in Section 2.4(e).

“Nonrecourse Debt” means Debt of any Subsidiary of the Borrower (i) as to which (A) the Borrower provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) the Borrower is not directly or indirectly liable as a guarantor or otherwise, (C) the Borrower is not the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower and (ii) no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Debt (other than the Advances, any Note, or any extension, renewal, refinancing or replacement thereof that does not increase the outstanding principal thereof) of the Borrower to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity. For the avoidance of doubt, if the Borrower provides credit support that is limited in its drawable amount for any portion of Debt of any Subsidiary of the Borrower that would be considered Nonrecourse Debt but for the provision of such credit support, such Debt shall be considered Nonrecourse Debt to the extent that it is not so supported.

“Notes” means any or all of the Revolving Notes and the Swingline Note.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.2(b).

“Notice of Swingline Borrowing” has the meaning assigned to that term in Section 2.2(c).

“Notice of Conversion” has the meaning assigned to that term in Section 2.11.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning assigned to that term in Section 2.17(b).

“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Advances outstanding on such date, (ii) the aggregate principal amount of all Swingline Advances outstanding on such date, and (iii) the LC Outstandings on such date.

“Participant” has the meaning given to such term in Section 8.7(c).

“Participant Register” has the meaning given to such term in Section 8.7(c).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity).

“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the Aggregate Commitment on such date, and multiplying the quotient so obtained by 100.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Prior Termination Date” has the meaning assigned to that term in Section 2.19(b).

“Recipient” means (i) the Agent, (ii) any Lender and (ii) any LC Issuing Bank, as applicable.

“Refunded Swingline Advances” has the meaning assigned to that term in Section 2.2(d).

“Register” has the meaning assigned to that term in Section 8.7(a)(iv).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Request for Issuance” means a request made pursuant to Section 2.4(a) in the form of Exhibit 2.4.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Resignation Effective Date” has the meaning assigned to that term in Section 7.7.

“Revolving Advances” has the meaning assigned to that term in Section 2.1(a).

“Revolving Note” means a promissory note issued at the request of a Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(a) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Senior Financial Officer” means the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower.

“Significant Subsidiary” means any Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries.

“Single Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsequent Advances” has the meaning assigned to that term in Section 2.6(d)(iii).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding Equity Interests having ordinary voting power (irrespective of whether at the time Equity Interests of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time owned by said Person, either directly or through one or more other Subsidiaries. In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Swingline Advance” shall have the meaning given to such term in Section 2.1(b).

“Swingline Commitment” means $60,000,000 or, if less, the Aggregate Commitment at the time of determination, as such amount may be reduced.

“Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Advances pursuant to Section 2.2(d) or to purchase participations pursuant to Section 2.2(e) in Swingline Advances that are outstanding at such time.

“Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Advances, and its successors in such capacity.

“Swingline Termination Date” means the date that is five Business Days prior to the Termination Date.

“Swingline Note” means a promissory note issued at the request of the Swingline Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(b) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from Swingline Advances made by the Swingline Lender.

“Taxes” has the meaning assigned to that term in Section 2.17(a).

“Termination Date” means the earlier to occur of (i) the fifth anniversary of the Amendment Effective Date (as such date may be extended from time to time pursuant to Section 2.19); provided, however, that, in each case, if such date is not a Business Day, the Termination Date shall be the immediately preceding Business Day and (ii) the date of termination or reduction in whole of the Aggregate Commitment pursuant to Section 2.6 or Section 6.1.

“Type” has the meaning assigned to that term in Section 2.2(a).

“Unmatured Default” means an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Advances that are outstanding at such time.

“Utilities” means, collectively, WPL and IPL.

“Utility Facilities” means (i) the $300,000,000 Third Amended and Restated Five-Year Credit Agreement, dated the date hereof, among IPL, the banks named therein and Wells Fargo, as administrative agent; and (ii) the $400,000,000 Third Amended and Restated Five-Year Credit Agreement, dated the date hereof, among WPL, the banks named therein and Wells Fargo, as administrative agent.

“Wells Fargo” has the meaning assigned to that term in the Preamble to this Agreement.

“WPL” means Wisconsin Power and Light Company, a Wisconsin corporation.

Section 1.2 Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Charlotte, North Carolina time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Computations of Outstandings. Whenever reference is made in this Agreement to the “principal amount outstanding” on any date under this Agreement, such reference shall refer to the aggregate principal amount of all Advances outstanding on such date after giving effect to all Advances to be made on such date and the application of the proceeds thereof.

Section 1.4 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis. With respect to (and only with respect to) determining compliance with this Agreement, all calculations shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.1(h) (or prior to the delivery of the first financial statements pursuant to Section 5.1(h), consistent with the financial statements described in Section 4.1(f)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Agent or the Majority Lenders shall so object in writing within thirty days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

Section 1.5 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

Section 2.1 The Advances.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Advance” and collectively, the “Revolving Advances”) to the Borrower from time to time, during the period from and including the date hereof, to and up to, but excluding, the Termination Date, in an aggregate outstanding amount not to exceed at any time such Lender’s Available Commitment, provided that no Borrowing of Revolving Advances shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Advances with proceeds of Revolving Advances made pursuant to such Borrowing), the Outstanding Credits would exceed the Commitments as reduced by an amount equal to the difference of (A) the Commitment of any Defaulting Lender minus (B) the principal amount of such Defaulting Lenders’ outstanding funded Outstanding Credits. Each Borrowing shall be in an aggregate amount not less than $5,000,000 (or, if lower, the amount of the Aggregate Available Commitment) or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Percentages. Within the limits of each Lender’s Commitment and as hereinabove and hereinafter provided, the Borrower may request Borrowings hereunder, and repay or prepay Revolving Advances pursuant to Section 2.12 and utilize the resulting increase in the Aggregate Available Commitment for further Extensions of Credit in accordance with the terms hereof.

(b) The Swingline Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Swingline Advance,” and collectively, the “Swingline Advances”) to the Borrower, during the period from and including the date hereof, to and up to, but excluding, the Swingline Termination Date (or, if earlier, the Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Advances may be made even if the aggregate principal amount of Swingline Advances outstanding at any time, when added to the aggregate principal amount of the Revolving Advances made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Percentage of the LC Outstandings at such time, would exceed the Swingline Lender’s own Commitment at such time, but provided that no Borrowing of Swingline Advances shall be made if, (i) immediately after giving effect thereto, the Outstanding Credits would exceed the Aggregate Commitment at such time (as reduced by an amount equal to the difference of (A) the Commitment of any Defaulting Lender minus (B) the principal amount of such Defaulting Lenders’ funded Outstanding Credits) or (ii) any Lender is at such time a Designated Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements, including, without limitation, the posting of Cash Collateral, with the Borrower or such Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.21(a)(iv)) risk with respect to such Lender.

Section 2.2 Making the Advances.

(a) The Revolving Advances (together with the Swingline Advances, a “Class” of Loan) shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either a Base Rate Advance or Eurodollar Rate Advance (each, a “Type” of Advance). The Swingline Advances shall be made and maintained as LIBOR Market Index Rate Advances at all times.

(b) In order to make a Borrowing (other than (w) Borrowings of Swingline Advances, which shall be made pursuant to Section 2.2(c), (y) Borrowings for the purpose of repaying Refunded Swingline Advances, which shall be made pursuant to Section 2.2(d), or (z) conversions of outstanding Advances made pursuant to Section 2.11), the Borrower will give the Agent written notice not later than 11:00 a.m. (i) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances and (ii) not later than 10:00 a.m. on the date of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by facsimile or email (in accordance with procedures prescribed by the Agent), in substantially the form of Exhibit 2.2(b) hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before (x) 12:00 noon on the date of such Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, and (y) 1:00 p.m. on the date of such Borrowing, in the case of a Borrowing comprised of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s Percentage of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower by means of a credit or wire transfer to the account specified in writing by the Borrower.

(c) In order to make a Borrowing of a Swingline Advance, the Borrower will give the Agent (and the Swingline Lender, if the Swingline Lender is not also the Agent) written notice not later than 2:00 p.m. on the date of such Borrowing. Each such notice of a Borrowing (a “Notice of Swingline Borrowing”) shall be by facsimile or email (in accordance with procedures prescribed by the Agent), in substantially the form of Exhibit 2.2(c) hereto, specifying therein the requested (A) date of such Borrowing, and (B) aggregate amount of such Swingline Advance to be made pursuant to such Borrowing (which shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)). Not later than 4:00 p.m. on the date of such Borrowing, the Swingline Lender will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, an amount equal to the amount of the requested Swingline Advance. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower by means of a credit or wire transfer to the account specified in writing by the Borrower.

(d) With respect to any outstanding Swingline Advances, the Swingline Lender may at any time (whether or not any Unmatured Default or Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Revolving Advance to be made for the purpose of repaying such Swingline Advances by delivering to the Agent (if the Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. one Business Day prior to the proposed date of such Borrowing therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Advances (which shall be made initially as Base Rate Advances) on such date of Borrowing in an aggregate amount equal to the amount of such Swingline Advances (the “Refunded Swingline Advances”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m. on the requested date of such Borrowing, each Lender (other than the Swingline Lender) will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s Percentage of such Borrowing. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent, which shall apply such amounts in repayment of the Refunded Swingline Advances. Notwithstanding any provision of this Agreement to the contrary, on the relevant date of such Borrowing, the Refunded Swingline Advances (including the Swingline Lender’s Percentage thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Advances made as provided above (including a Revolving Advance deemed to have been made by the Swingline Lender), and such Refunded Swingline Advances deemed to be so repaid shall no longer be outstanding as Swingline Advances but shall be outstanding as Revolving Advances. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.18.

(e) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Advances are not made pursuant to Section 2.2(d) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Advances, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Advances in an amount equal to its Percentage of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s respective participation. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent. In the event any such Lender fails to make available to the Agent the amount of such Lender’s participation as provided in this Section 2.2(e), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Applicable Rate for Base Rate Advances. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Advance, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(f) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Advances for the purpose of repaying any Refunded Swingline Advances pursuant to Section 2.2(d) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Advances pursuant to Section 2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Unmatured Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Advances to meet the minimum Borrowing amount specified in Section 2.1(a), or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.

(g) Each Notice of Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Section 2.3 Funding Reliance.

(a) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Advance as part of such Borrowing, the Agent may assume that such Lender has made such Advance available to the Agent on the time of such Borrowing in accordance with Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such time a corresponding amount. If and to the extent that such Lender shall not have so made such Advance available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the time such amount is made available to the Borrower until the time such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(b) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.4 Letters of Credit.

(a) Subject to the terms and conditions hereof, so long as no Unmatured Default or Event of Default has occurred and is continuing, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ prior notice thereof by delivery of a Request for Issuance to the Agent and the applicable LC Issuing Bank substantially in the form attached hereto in Exhibit 2.4. Each Request for Issuance shall specify a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. The expiry of such Letter of Credit shall be no later than the earlier of (i) five Business Days’ prior to the Termination Date and (ii) one year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the applicable LC Issuing Bank, for renewal for successive periods of one year or less (but not beyond the date five Business Days prior to the applicable Termination Date), unless and until such LC Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders.

(b) No Letter of Credit shall be requested or issued hereunder if, (i) after the issuance thereof, (A) the Outstanding Credits would exceed the Aggregate Commitments (as reduced by an amount equal to the difference of (x) the Commitment of any Defaulting Lender minus (y) the principal amount of such Defaulting Lenders’ funded Outstanding Credits), (B) the LC Outstandings would exceed the LC Subcommitment or (C) the aggregate Credit Exposure would exceed the Aggregate Commitment, or (ii) any Lender is at such time a Designated Lender hereunder, unless the applicable LC Issuing Bank has entered into satisfactory arrangements, including, without limitation, the posting of Cash Collateral, with the Borrower or such Lender to eliminate such LC Issuing Bank’s Fronting Exposure with respect to such Lender.

(c) The Borrower hereby agrees to pay to the Agent for the account of the applicable LC Issuing Bank and, if they shall have purchased participations in the reimbursement obligations of the Borrower pursuant to Section 2.4(d), the Lenders, on demand made by the applicable LC Issuing Bank to the Borrower, on and after each date on which such LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%.

(d) Immediately upon the issuance of any Letter of Credit, the applicable LC Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuing Bank, without recourse or warranty, an undivided interest and participation, pro rata (based on such Lender’s Percentage), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (other than the fees payable by the Borrower to such LC Issuing Bank). If the applicable LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date of such payment, such LC Issuing Bank shall give the Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by such LC Issuing Bank. Each Lender severally agrees, absolutely and unconditionally, to pay to the Agent for the account of the applicable LC Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by such LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 p.m. on the later to occur of (i) the Business Day immediately following the date of such payment by the applicable LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such LC Issuing Bank. Each Lender’s obligation to make each such payment to the Agent for the account of the applicable LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of an Unmatured Default or Event of Default or the failure of any other Lender to make any payment under this Section 2.4(d) or the failure of such LC Issuing Bank to provide the LC Payment Notice by 12:00 noon on the Business Day immediately succeeding the date of payment under a Letter of Credit by such LC Issuing Bank. Upon any change in the Commitment of any Lender, with respect to all outstanding Letters of Credit and reimbursement obligations there shall be an automatic adjustment to the participations pursuant to this Section 2.4(d) to reflect the new Percentages of the Lenders.

(e) The failure of any Lender to make any payment to the Agent for the account of the applicable LC Issuing Bank in accordance with Section 2.4(d) shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “Non-Performing Lender”) shall fail to make any payment to the Agent for the account of the applicable LC Issuing Bank in accordance with Section 2.4(d) within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such LC Issuing Bank shall be deemed, for purposes of Section 8.1 and Article VI hereof, to be a Lender owed a Borrowing in an amount equal to the outstanding principal amount due and payable by such Non-Performing Lender to the Agent for the account of such LC Issuing Bank pursuant to Section 2.4(d). Any Non-Performing Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to purchase a participation in the reimbursement obligations of the Borrower under Section 2.4(d)) severally agree to pay to the Agent for the account of the applicable LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have purchased its participation had it complied with the requirements of Section 2.4(d) until the date such amount is paid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Base Rate Advances and (ii) in the case of such Lender, the rate applicable to Base Rate Advances plus 1%.

(f) The payment obligations of each Lender under Section 2.4(d) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit by any LC Issuing Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement, any other Loan Document or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuing Bank, the Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit reasonably proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by any LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Issuing Banks, the Lenders nor any of their Related Parties shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the applicable LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. Notwithstanding any provision to the contrary contained in any Loan Document, the Borrower and each Lender shall have the right to bring suit against any LC Issuing Bank, and such LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, such LC Issuing Bank’s willful failure to make timely payment under such

Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence.

(h) If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination of such Letter of Credit is given by the applicable LC Issuing Bank, such LC Issuing Bank shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which the LC Issuing Bank’s notice of termination may be given to the beneficiaries of such Letter of Credit, the LC Issuing Bank has received a notice of termination from the Borrower or a notice from the Agent that the conditions to issuance of such Letter of Credit have not been satisfied or (ii) the renewed Letter of Credit would have a term not permitted by Section 2.4(a).

(i) If (i) as of the Termination Date, any Letter of Credit may for any reason remain outstanding, or (ii) at any time, the aggregate Outstanding Credits shall exceed the Aggregate Commitment (after giving effect to any concurrent termination or reduction thereof), the Borrower shall (A) deliver to the Agent as cash collateral an amount in cash equal to the aggregate LC Outstandings (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or, in the case of clause (ii) above, an amount in cash equal to such excess or (B) shall make some other arrangements to provide credit support for such Letters of Credit reasonably satisfactory to the Agent and the applicable LC Issuing Bank. The Agent shall deposit such cash in a special collateral account of the Borrower pursuant to arrangements satisfactory to the Agent (such account, the “Cash Collateral Account”) for the benefit of the Agent, the LC Issuing Banks and the Lenders. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Wells Fargo for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Agent, in its sole discretion. The Borrower hereby grants to the Agent for the benefit of the LC Issuing Banks and the Lenders a Lien in and hereby assigns to the Agent for the benefit of LC Issuing Banks and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the obligations as and when such obligations shall become due and payable. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the LC Issuing Banks for all of its obligations thereunder shall be held by the Agent, for the benefit of the Borrower, to be applied against the Outstanding Credits, together with expenses related thereto and accrued interest thereon, in such order and manner as the Agent may direct. If the Borrower is required to provide cash collateral in the case of clause (ii) above, such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the aggregate Outstanding Credits would not exceed the Aggregate Commitment at such time and (ii) no Unmatured Default or Event of Default shall have occurred and be continuing at such time.

Section 2.5 Fees.

(a) To Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, for their own respective accounts, on the Amendment Effective Date, the fees required under the Active Joint Arrangers Fee Letter to be paid to them on the Amendment Effective Date, in the amounts due and payable on such date as required by the terms thereof;

(b) The Borrower agrees to pay to the Agent for the account of each Lender the Facility Fee, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the later of the Termination Date and the date all Outstanding Credits are paid in full, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment, commencing March 31, 2012, and on the later of the Termination Date and the date all Advances are paid in full; provided, however, that any Defaulting Lender shall only be entitled to a Facility Fee as provided in Section 2.21(a)(iii).

(c) The Borrower shall pay to the Agent for the account of each Lender a fee (the “LC Fee”) on the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the date hereof until the later to occur of the Termination Date and the date on which no Letters of Credit are outstanding, payable on the last day of each March, June, September and December (commencing March 31, 2012) and such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Advances; provided, however, that any LC Fee otherwise payable for the account of a Designated Lender with respect to any Letter of Credit as to which such Designated Lender has not provided Cash Collateral satisfactory to the LC Issuing Bank pursuant to Section 2.4(b) shall be payable, to the maximum extent permitted by applicable law, to the Lenders in accordance with the upward adjustments of their respective Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the LC Issuing Bank for its own account. In addition, the Borrower shall pay to each LC Issuing Bank such fees for the issuance and maintenance of Letters of Credit issued by such LC Issuing Bank and for drawings thereunder as may be separately agreed between the Borrower and the LC Issuing Bank.

(d) In addition to the fees provided for in Section 2.5(a) and Section 2.5(c), the Borrower shall pay (i) to the Agent for its own account, such fees as are provided for in the Administrative Fee Letter and (ii) to Wells Fargo Securities, LLC and J.P. Morgan Securities LLC and the LC Issuing Bank, for their own accounts, such other fees as are provided for in the Active Joint Arrangers Fee Letter.

Section 2.6 Changes in the Commitments.

(a) The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Aggregate Commitment; provided that the Aggregate Commitment shall not be reduced to an amount which is less than the aggregate principal amount of the Outstanding Credits; and provided, further, that each partial reduction shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b) On the Termination Date, the Aggregate Commitment shall be automatically reduced to zero.

(c) Any termination or reduction of the Aggregate Commitment under this Section 2.6 shall be irrevocable, and the Aggregate Commitment shall not thereafter be reinstated.

(d) On any date prior to the Termination Date, the Borrower may on one or more occasions increase the Aggregate Commitment (any such increase, a “Commitment Increase”) by an amount not less than $25,000,000, or, if greater, an integral multiple of $1,000,000 in excess thereof by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree it may participate in such Commitment Increase) or one or more other Eligible Assignees reasonably acceptable to the Agent that at the time agree, in the case of any such existing Lender, to increase its Commitment (an “Increasing Lender”) and, in the case of any such Eligible Assignee (an “Additional Lender”), to become a party to this Agreement; provided that after giving effect to any such increase, the Aggregate Commitment shall not exceed $400,000,000 and the aggregate amount of all Commitment Increases shall not exceed $100,000,000.

(i) The sum of the increases in the Commitments of the Increasing Lenders pursuant to this Section 2.6(d) plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.6(d) to the Agent, which shall promptly provide a copy of such notice to the Lenders;

(ii) Any Commitment Increase shall become effective upon (A) the receipt by the Agent of (1) an agreement in form and substance satisfactory to the Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new Commitment of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (2) certified copies of the Commitment Increase Approvals and such opinions of counsel for the Borrower with respect to the Commitment Increase as the Agent may reasonably request, (B) the funding by each Lender of the Advance(s) to be made by each such Lender described in paragraph (iii) below and (C) receipt by the Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such Commitment Increase (1) no Unmatured Default or Event of Default has occurred and is continuing, (2) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, or if any such representation is qualified as to materiality, true and correct in all respects, and (3) all Commitment Increase Approvals have been obtained and are in full force and effect.

(iii) Upon the effective date of any Commitment Increase, to the extent necessary to keep the outstanding Advances ratable in the event of any non-ratable increase in Aggregate Commitment, (A) all then outstanding Eurodollar Rate Advances (the “Initial Advances”) shall automatically be Converted into Base Rate Advances, (B) immediately after the effectiveness of the Commitment Increase, the Borrower shall, if it so requests, Convert such Base Rate Advances into Eurodollar Rate Advances (the “Subsequent Advances”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Advances and of the Types and for the Interest Periods specified in a Notice of Conversion delivered to the Agent in accordance with Section 2.11, (C) each Lender shall pay to the Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Advances and (z) such Lender’s Percentage (calculated without giving effect to the Commitment Increase) of the Initial Advances, (D) after the Agent receives the funds specified in clause (C) above, the Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s Percentage (calculated without giving effect to the Commitment Increase) of the Initial Advances and (z) such Lender’s Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Advances, (E) the Lenders shall be deemed to hold the Subsequent Advances ratably in accordance with their respective Commitment (calculated after giving effect to the Commitment Increase), (F) the Borrower shall pay all accrued but unpaid interest on the Initial Advances to the Lenders entitled thereto, and (G) Schedule I shall automatically be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase. The conversion of the Initial Advances pursuant to clause (A) above shall be subject to indemnification by the Borrower pursuant to the provisions of Section 8.4(d) if the date of any Commitment Increase occurs other than on the last day of the Interest Period relating thereto.

(iv) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Advances on such date pursuant to this Section 2.6(d), all calculations and payments of the Facility Fee and the LC Fee and of interest on the Advances shall take into account the actual Commitment of each Lender and such Lender’s Percentage of the Outstanding Credits during the relevant period of time.

Section 2.7 Repayment of Advances.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Lenders the aggregate outstanding principal amount of each Revolving Advance on the Termination Date.

(b) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Swingline Lender the aggregate outstanding principal amount of each Swingline Advance on the earlier to occur of (i) fourteen days after the date of Borrowing of each such Swingline Advance, and (ii) the Swingline Termination Date.

Section 2.8 Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this Section 2.8), payable as follows:

(a) If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or shall otherwise be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each Base Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(b) If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of such Interest Period and, if the Interest Period for such Advance has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that at any time an Event of Default shall have occurred and be continuing, each Eurodollar Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(c) If such Advance is a LIBOR Market Index Rate Advance, interest thereon shall be payable in arrears on the last day of each March, June, September and December, and on the date such LIBOR Market Index Rate Advance shall become due and payable or shall otherwise be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each LIBOR Market Index Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(d) In respect of any Advance, interest thereon shall be payable at the Applicable Rate at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(e) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

Section 2.9 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to Agent for the account of each Lender any costs actually incurred by such Lender with respect to Eurodollar Rate Advances that are attributable to such Lender’s compliance with regulations of the Board of Governors of the Federal Reserve System requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. A certificate as to the amount of such additional interest, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender in good faith.

Section 2.10 Interest Rate Determination.

(a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.8(a), Section 2.8(b) or Section 2.8(c).

(b) If, on or prior to the first day of any Interest Period, (y) the Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period (z) the Agent shall have received written notice from the Majority Lenders of their determination that the rate of interest referred to in the definition of “Eurodollar Rate” is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Rate Advances during such Interest Period, the Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefore, Convert into a Base Rate Advance, (ii) the obligation of the Lenders to make, to Convert Advances into, or to continue, Eurodollar Rate Advances shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion given at any time thereafter with respect to Eurodollar Rate Advances shall be deemed to be a request for Base Rate Advances, in each case until the Agent or the Majority Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Majority Lenders, if making such determination, shall have so notified the Agent), and the Agent shall have so notified the Borrower and the Lenders.

(c) If the Borrower shall fail to (i) select the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 or (ii) provide a Notice of Conversion with respect to any Eurodollar Rate Advance on or prior to 12:00 noon on the third Business Day prior to the last day of the Interest Period applicable thereto, the Agent will forthwith so notify the Borrower and the Lenders and such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(d) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the product of (i) $1,000,000 and (ii) the number of Lenders on such date, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed the product of (i) $1,000,000 and (ii) the number of Lenders on such date, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

(e) Upon the occurrence and during the continuance of any Event of Default, each outstanding Eurodollar Rate Advance shall automatically Convert into a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

Section 2.11 Voluntary Conversion of Advances. Subject to the conditions set forth below, the Borrower may, on any Business Day, by delivering a notice of Conversion (a “Notice of Conversion”) to the Agent not later than 12:00 noon (i) on the third Business Day prior to the date of the proposed Conversion, in the case of a Conversion to or in respect of Eurodollar Rate Advances and (ii) on the date of the proposed Conversion, in the case of a Conversion to or in respect of Base Rate Advances, and subject to the provisions of Section 2.10 and Section 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that, (x) any such Conversion shall involve an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any Conversion of any Eurodollar Rate Advances into Base Rate Advances on a day other than the last day of an Interest Period for such Eurodollar Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(d). Each such Notice of Conversion shall be in substantially the form of Exhibit 2.11 and shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted, (C) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance, and (D) the aggregate amount of Advances proposed to be Converted. Notwithstanding the foregoing, the Borrower may not Convert Base Rate Advances into Eurodollar Rate Advances and may not select a new Interest Period for Eurodollar Rate Advances at any time an Unmatured Default or Event of Default has occurred and is continuing.

Section 2.12 Optional Prepayments of Advances. The Borrower may, upon at least three Business Days’ notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay for the ratable account of the Lenders the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 (or, if lower, the entire principal amount outstanding hereunder on the date of such prepayment) or an integral multiple of $1,000,000 in excess thereof. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(d). Except as provided in this Section 2.12, the Borrower shall have no right to prepay any principal amount of any Advances.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Eurodollar Reserve Percentage) or any LC Issuing Bank;

(ii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and, to the extent that a Lender, a LC Issuing Bank or other Recipient reasonably determines that the direct result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such LC Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Swingline Lender, LC Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Swingline Lender, LC Issuing Bank or other Recipient, the Borrower will pay to such Lender, Swingline Lender, LC Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender, LC Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender, the Swingline Lender or LC Issuing Bank determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender, Swingline Lender or LC Issuing Bank or any corporation controlling such Lender, Swingline Lender or LC Issuing Bank and that the amount of such capital or liquidity is increased as a direct result of the existence of this Agreement, such Lender’s Commitment or Advances made by such Lender or participations in Letters of Credit or Swingline Advances hereunder held by such Lender or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender, Swingline Lender or LC Issuing Bank or any corporation controlling such Lender, Swingline Lender or LC Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s, Swingline Lender’s or LC Issuing Bank’s policies and the policies of such Lender’s or LC Issuing Bank’s holding company with respect to capital adequacy), then, upon demand by such Lender, Swingline Lender or LC Issuing Bank (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, Swingline Lender or LC Issuing Bank, from time to time as specified by such Lender, Swingline Lender or LC Issuing Bank, additional amounts sufficient to compensate such Lender, Swingline Lender or LC Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender, Swingline Lender or LC Issuing Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Commitment, Swingline Lender’s obligations hereunder or LC Issuing Bank’s obligations hereunder.

(c) A certificate of a Lender, Swingline Lender or LC Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, Swingline Lender or Issuing Bank or any corporation controlling such Lender, Swingline Lender or LC Issuing Bank, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 and delivered to the Borrower, shall certify in reasonable detail as to the increased cost for which it is seeking compensation hereunder and shall be conclusive absent manifest error; provided that the determination thereof shall have been made by such Lender, Swingline Lender or LC Issuing Bank in good faith. The Borrower shall pay such Lender, Swingline Lender or LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender, Swingline Lender or LC Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Swingline Lender’s or LC Issuing Bank’s right to demand such compensation; provided, no Lender, Swingline Lender or LC Issuing Bank shall be entitled to demand compensation or be compensated thereunder to the extent that such compensation relates to any period of time more than ninety days prior to the date upon which such Lender, Swingline Lender or LC Issuing Bank first notified the Borrower of the occurrence of the event entitling such Lender, Swingline Lender or LC Issuing Bank to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower).

Section 2.14 Illegality. Notwithstanding any other provision of this Agreement to the contrary, if at any time after the date hereof and from time to time, any Lender (the “Affected Lender”) shall notify the Agent and the Borrower that any Change in Law makes it unlawful or any Governmental Authority asserts that it is unlawful, for the Affected Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, following such notice from the Affected Lender, (i) all Eurodollar Rate Advances of the Affected Lender shall, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such Eurodollar Rate Advance may not lawfully be maintained as a Eurodollar Rate Advance until such expiration date, upon such notice) automatically be Converted into Base Rate Advances (each such Advance, as so Converted, being an “Affected Lender Advance”), (ii) the obligation of the Affected Lender to make, maintain, or Convert Advances into Eurodollar Rate Advances shall thereupon be suspended, and (iii) any Notice of Borrowing or Notice of Conversion given at any time thereafter with respect to Eurodollar Rate Advances shall, as to the Affected Lender, be deemed a request for Base Rate Advances, in each case until the Affected Lender shall have determined that the circumstances causing such suspension no longer exist and shall have so notified the Agent, or the Affected Lender has been replaced pursuant to Section 2.20(a) and, in either case the Agent shall have notified the Borrower and the other Lenders. For purposes of any prepayment under this Agreement, each Affected Lender Advance shall be deemed to continue to be part of the same Borrowing as the Eurodollar Rate Advances to which it corresponded at the time of the Conversion of such Affected Lender Advance pursuant to this Section 2.14.

Section 2.15 Payments and Computations.

(a) The Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due in Dollars to the Agent at its address referred to in Section 8.2 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.17, Section 2.19 or Section 8.4(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 8.7(b), from and after the effective date specified in such Lender Assignment, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on clause (i) of the definition of “Alternate Base Rate” and of the Facility Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, LIBOR Market Index Rate and the LC Fee and the Federal Funds Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.10 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.10, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error, provided that such determination shall have been made by the Agent or such Lender, as the case may be, in good faith.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) The Borrower shall be entitled to rely upon payment instructions and other information relating the amounts owed by it hereunder provided by the Agent and believed by the Borrower to be genuine and to have been signed, sent or otherwise authenticated by the proper person acting for the Agent and shall have no liability solely with respect to such reliance, provided that no such reliance by the Borrower shall in any way relieve or otherwise impair any obligation of the Borrower hereunder, including its obligations under Section 8.4.

Section 2.16 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Section 2.16(a) and Section 2.16(b) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d) The Advances of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Agent), be evidenced (i) in the case of Revolving Advances, by a Revolving Note, and (ii) in the case of the Swingline Advances, by a Swingline Note, in each case appropriately completed and executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

Section 2.17 Taxes.

(a) Any and all payments by the Borrower hereunder and under the other Loan Documents shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Recipient, (i) any U.S. federal withholding taxes imposed under FATCA, including, without limitation, any tax that would not have been imposed but for a failure by a Person (or any financial institution through which any payment is made to such Person) (including a participant or any other recipient of any payment hereunder) to comply with the procedures, certifications, information, reporting, disclosure and other related requirements of FATCA, (ii) taxes imposed on its overall net income and franchise taxes imposed on it by any jurisdiction, unless such Lender, the LC Issuing Bank or the Agent (as the case may be) would not have had such taxes imposed on it by such jurisdiction but for such Lender’s, the LC Issuing Bank’s or the Agent’s (as the case may be) having entered into this Agreement, having consummated the transactions contemplated hereby or having received payments by the Borrower hereunder or under the other Loan Documents, and (iii) any similar taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the LC Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender, the LC Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender, the LC Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender, the LC Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date such Lender, the LC Issuing Bank or the Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and the Lenders in question, the LC Issuing Bank or the Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower’s rights to contest such Taxes or Other Taxes.

(d) Within thirty days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

(e) The LC Issuing Bank and each Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Agent, the LC Issuing Bank or such Lender will deliver to the Borrower and the Agent either (i) a statement that it is organized under the laws of a jurisdiction within the United States or (ii) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service indicating that the LC Issuing Bank or such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended from time to time. The LC Issuing Bank and each Lender that delivers to the Borrower and the Agent the form or forms referred to in the preceding sentence further undertakes to deliver to the Borrower and the Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. The LC Issuing Bank and each Lender represents and warrants that each such form supplied by it to the Agent and the Borrower pursuant to this Section 2.17(e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder.

Section 2.18 Sharing of Payments, Etc. All payments from or on behalf of the Borrower on account of any obligations shall be apportioned ratably among the Lenders based upon their respective share, if any, of the obligations with respect to which such payment was received. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.13, Section 2.17, Section 2.19 or Section 8.4(d)) or on account of the Borrower’s reimbursement obligations in respect of LC Outstandings in excess of its ratable share of payments obtained by all the Lenders on account of the Advances or on account of such reimbursement obligations, such Lender shall forthwith purchase (for cash at face value) from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in reimbursement obligations or Swingline Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.19 Extension of Termination Date.

(a) So long as no Unmatured Default or Event of Default has occurred and is continuing and subject to the conditions set forth in Section 2.19(c), the Borrower may, no earlier than sixty days and no later than thirty days prior to each anniversary of the Amendment Effective Date (such anniversary, an “Extension Date”), but on no more than two occasions, request through written notice to the Agent (the “Extension Notice”), that the Lenders extend the then existing Termination Date for an additional one-year period. Each Lender, acting in its sole discretion, shall, by notice to the Agent no later than the applicable Extension Date (except in the year in which the then existing Termination Date shall occur, in which case such written notice shall be delivered by the Lenders no later than fifteen days prior to the then existing Termination Date) (such date, the “Consent Date”), advise the Agent in writing of its desire to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) such date. Any Lender that does not advise the Agent by the Consent Date shall be deemed to be a Non-Consenting Lender. No Lender shall be under any obligation or commitment to extend the then existing Termination Date. The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension.

(b) If the Majority Lenders (determined as of the Consent Date) shall have agreed to such extension, then the then existing Termination Date applicable to the Consenting Lenders shall be extended to the date that is one year after the then existing Termination Date. All Advances of each Non-Consenting Lender shall be subject to the then existing Termination Date, without giving effect to such extension (such date, the “Prior Termination Date”). In the event of an extension of the then existing Termination Date pursuant to this Section 2.19, the Borrower shall have the right, at its own expense, to solicit commitments from existing Lenders and/or Eligible Assignees reasonably acceptable to the Agent and the LC Issuing Bank to replace the Commitment of any Non-Consenting Lenders for the remaining duration of this Agreement. Any Eligible Assignee (if not already a Lender hereunder) shall become a party to this Agreement as a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and the Borrower. The Commitment of each Non-Consenting Lender shall terminate on the Prior Termination Date, all Advances and other amounts payable hereunder to such Non-Consenting Lenders shall be subject to the Prior Termination Date and, to the extent such Non-Consenting Lender’s Commitment is not replaced as provided above, the Aggregate Commitment hereunder shall be reduced by the amount of the Commitment of each such Non-Consenting Lender so terminated on the Prior Termination Date. Notwithstanding anything to the contrary in this Section 2.19, the Termination Date shall not be extended unless the aggregate Commitments of the Consenting Lenders and any Eligible Assignees joining this Agreement pursuant to this Section 2.19(b) are greater than or equal to the Outstanding Credits as of each Prior Termination Date.

(c) An extension of the Termination Date pursuant to this Section 2.19 shall only become effective upon the receipt by the Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such extension of the Termination Date (i) no Unmatured Default or Event of Default has occurred and is continuing and (ii) all representations and warranties contained in Section 4.1 are true and correct in all material respects on and as of the date such extension is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

(d) Effective on and after the Prior Termination Date, (i) each of the Non-Consenting Lenders shall be automatically released from their respective participations and reimbursement obligations under Section 2.4 with respect to any LC Outstandings and (ii) the participations and reimbursement obligations of each Lender (other than the Non-Consenting Lenders) shall be automatically adjusted to equal such Lender’s Percentage of such LC Outstandings.

Section 2.20 Replacement of Lenders.

(a) The Borrower may, at any time at its sole expense and effort, require any Lender that (x) requests compensation under Section 2.9, Section 2.13 or Section 2.14, or requires the Borrower to pay any Taxes or additional amounts under Section 2.17, (y) does not approve a consent, waiver or amendment to any Loan Document requested by the Borrower or the Agent and that requires the approval of all Lenders under Section 8.1 which is otherwise approved by the Majority Lenders, or (z) is a Defaulting Lender, upon notice to such Lender and the Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) no Unmatured Default or Event of Default shall have occurred and be continuing at such time;

(ii) the Agent shall have received the assignment fee specified in Section 8.7(a);

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) such assignee, if it is not an existing Lender and/or Eligible Assignee, shall be reasonably satisfactory to the Agent;

(v) such assignment does not conflict with any applicable Requirement of Law; and

(vi) in the case of assignment from a Lender as a result of (y) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) At any time a Lender is a Designated Lender, the Borrower may terminate in full the Commitment of such Designated Lender by giving notice to such Designated Lender and the Agent, effective as of the date such notice has been received by both such Designated Lender and the Agent; provided that (i) at the time of such termination, (x) no Event of Default or Unmatured Default exists (or the Majority Lenders consent to such termination) and (y) no Advances are outstanding; (ii) concurrently with such termination, the Aggregate Commitments shall be reduced by the Commitment of such Designated Lender (it being understood that the Borrower may not terminate the Commitment of a Designated Lender if, after giving effect to such termination, the Outstanding Credits would exceed the Aggregate Commitment); and (iii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of the Commitment of such Designated Lender, the Borrower shall pay to such Designated Lender its ratable share (based upon the percentage of the Aggregate Commitments represented by such Defaulting Lender’s Commitment before giving effect to such termination) of such interest or fees, as applicable. The termination of the Commitment of a Defaulting Lender pursuant to this Section 2.20(b) shall not deemed to be a waiver of any right that the Borrower, the Agent, the LC Issuing Bank or any other Lender may have against such Defaulting Lender.

Section 2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender (including as a result of termination of its Commitments pursuant to Section 2.20(b)), to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 8.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 6.1 shall be applied at such time or times as may be determined by the Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuing Bank or the Swingline Lender hereunder;

(C) third, if so determined by the Agent or requested by the LC Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit or Swingline Loan;

(D) fourth, as the Borrower may request (so long as no Unmatured Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;

(E) fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders, the LC Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Unmatured Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Advances or any LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Any Defaulting Lender shall be entitled to receive any Facility Fee for any period during which such Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding amount of the Revolving Advances funded by it and (2) its LC Outstandings and Swingline Exposure for which it has provided Cash Collateral pursuant to Section 2.21(c) (and the Borrower shall (A) be required to pay the LC Issuing Bank and the Swingline Lender the amount of such fee allocable to its Fronting Exposure arising from such Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) All or any part of such Defaulting Lender’s LC Outstandings and Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall have occurred and be continuing (and, unless the Borrower shall have otherwise notified the Agent at the time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time) and (y) such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.

(v) If the reallocation described in Section 2.21(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Agent, Cash Collateralize such Defaulting Lender’s LC Outstandings and its Swingline Exposure (after giving effect to any partial reallocation pursuant to Section 2.21(a)(iv)) in accordance with the procedures set forth in Section 2.21(c).

(b) If the Borrower, the Agent, the LC Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent, the LC Issuing Bank or the Swingline Lender, the Borrower shall Cash Collateralize all Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, the LC Issuing Bank and the Lenders (including the Swingline Lender) and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c)(ii). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the LC Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 in respect of Letters of Credit or Swingline Advances shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the applicable Letters of Credit and Swingline Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce any Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent that there exists excess Cash Collateral; provided however that, (x) Cash Collateral furnished by the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.21 may otherwise be applied in accordance with Section 2.18) and (y) the Person providing Cash Collateral and the LC Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.1 Conditions Precedent to Amendment Effective Date. The occurrence of the Amendment Effective Date is subject to satisfaction of the following conditions precedent:

(a) The Agent shall have received the following, in form and substance satisfactory to the Lenders:

(i) this Agreement, dated as of the Amendment Effective Date and duly executed by the Borrower, each Lender, the LC Issuing Bank and the Agent;

(ii) each Note requested by a Lender pursuant to Section 2.16 payable to the order of each such Lender, dated as of the Amendment Effective Date and duly completed and executed by the Borrower;

(iii) copies of (A) the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party, and (B) all documents evidencing other necessary corporate action on the part of the Borrower with respect to this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to which it is, or is to be, a party;

(v) copies of the Certificate of Incorporation (or comparable charter document) and by-laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower;

(vi) copies of all Governmental Approvals, if any, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(vii) copies of the financial statements referred to in Section 4.1(f);

(viii) favorable opinions, which permit reliance by permitted assigns of each of the Agent and the Lenders, of:

(A) Brownstein Hyatt Farber Schreck, LLP, counsel for the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(A) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

(B) In-house Counsel of the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(B) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

(ix) such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request.

(b) The following statements shall be true and correct, and the Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the date of the Amendment Effective Date and in sufficient copies for each Lender, stating that:

(i) the representations and warranties set forth in Section 4.1 of this Agreement are true and correct on and as of the date of the Amendment Effective Date as though made on and as of such date; and

(ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

(c) The Borrower shall have paid (i) all fees payable hereunder or payable pursuant to the Fee Letters and the Existing Facility to the extent then due and payable, and (ii) all costs and expenses of the Agent (including counsel fees and disbursements) incurred through (and for which statements have been provided prior to) the Amendment Effective Date.

(d) The Agent and each Lender shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Section 3.2 Conditions Precedent to Each Extension of Credit. The obligation of (i) each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) that would cause the aggregate principal amount of Advances outstanding hereunder to increase and (ii) the LC Issuing Bank to issue, extend the expiry date or increase the amount of, any Letter of Credit shall be subject to the conditions precedent that, on the date of such Extension of Credit:

(a) the following statements shall be true and correct (and each of the giving of the applicable Notice of Borrowing, Notice of Swingline Borrowing or Request for Issuance, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, extension or increase of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true and correct):

(i) the representations and warranties contained in Section 4.1 (other than the representation and warranty set forth in Section 4.1(e)) are true and correct in all material respects, or if such representation is qualified as to materiality, true and correct in all respects, on and as of the date of such Extension of Credit, before and after giving effect to the application of the proceeds of any Borrowing made in connection therewith or the issuance or amendment of any Letter of Credit in connection therewith, as the case may be, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of proceeds of any Borrowing made in connection therewith or the issuance or amendment of any Letter of Credit in connection therewith, as the case may be, that constitutes an Event of Default or an Unmatured Default; and

(iii) after giving effect to such Extension of Credit, the Borrower’s Outstanding Credits will not exceed its borrowing authority as allowed by applicable governmental authorities.

(b) the Agent shall have received such other approvals, opinions, or documents as the Agent, or the Majority Lenders through the Agent, may reasonably request, and such approvals, opinions, and documents shall be satisfactory in form and substance to the Agent.

Section 3.3 Reliance on Certificates. The Lenders, the LC Issuing Banks and the Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of such Person identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and its Significant Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not constitute a Material Adverse Change).

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party, and the receipt by the Borrower of the proceeds of Extensions of Credit on the date of any Extension of Credit, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s charter or by-laws, (ii) any Requirement of Law, or (iii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

(c) No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document.

(d) This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

(e) Since December 31, 2010, except as disclosed in the Borrower’s Report on Form 10-K for the year ended December 31, 2010 and Report on Form 10-Q for the period ended September 30, 2011 (but excluding any risk factors, forward-looking disclosures and any other disclosures that are cautionary, predictive or forward-looking in nature), there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Change.

(f) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2010, and the related audited consolidated statements of income of the Borrower and its Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at September 30, 2011 and the related unaudited consolidated statements of income for the nine-month period then ended, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheets and statements of income for the nine-month period ended September 30, 2011, to year-end adjustments) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance, in all material respects, with GAAP.

(g) Except as disclosed in the Borrower’s Report on Form 10-K for the year ended December 31, 2010 and Report on Form 10-Q for the period ended September 30, 2011 (but excluding any risk factors, forward-looking disclosures and any other disclosures that are cautionary, predictive or forward-looking in nature), there is no pending or threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries or properties before any court, governmental agency or arbitrator, that might reasonably be expected to constitute a Material Adverse Change, and since December 31, 2010 there have been no material adverse developments in any action or proceeding so disclosed that might reasonably be expected to constitute a Material Adverse Change.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a liability to the Borrower, no “prohibited transaction” has occurred with respect to any Plan of the Borrower that is reasonably expected to result in a liability to the Borrower and neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan, in each case that could reasonably be expected to constitute a Material Adverse Change.

(i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith by appropriate proceedings an assertion of liability based on such returns and has provided adequate reserves for payment thereof in accordance with GAAP.

(j) Neither the Borrower nor any Significant Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. After the making of each Extension of Credit, Margin Stock will constitute less than 25 percent of the assets (as determined by any reasonable method) of the Borrower and its Significant Subsidiaries on a consolidated basis.

(k) The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l) Neither the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Advance hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(m) Neither the making of the Advances hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and its Significant Subsidiaries are in compliance in all material respects with the PATRIOT Act.

(n) Each of the Borrower and its Significant Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, and is otherwise in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.1 Affirmative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, any Lender shall have any Commitment or any Letter of Credit shall remain outstanding, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge, and cause each of its Domestic Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Borrower or such Domestic Subsidiary is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP, unless the failure to do so would not constitute a Material Adverse Change.

(b) Maintenance of Insurance. Maintain, or cause to be maintained, insurance or other risk management programs covering the Borrower and each of its Subsidiaries and their respective properties in effect at all times in such amounts and covering such risks and using such means as are usual and customary for companies of a similar size (based on the aggregate book value of the Borrower’s assets, as determined on a consolidated basis in accordance with GAAP), engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds or other risk management mechanisms, either alone or with other corporations or associations, unless the failure to do so would not constitute a Material Adverse Change.

(c) Preservation of Existence, Etc. Preserve and maintain, and cause each of the Utilities to preserve and maintain, its corporate existence (except in a transaction permitted by Section 5.2(c)), material rights (statutory and otherwise) and franchises; provided, however, that neither the Borrower nor any of the Utilities shall be required to preserve and maintain any such right or franchise, unless the failure to do so would constitute a Material Adverse Change.

(d) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, ERISA, construction and building restrictions, and employee safety and health matters relating to business operations, the non-compliance with which would constitute a Material Adverse Change.

(e) Inspection Rights. At the reasonable expense of the Borrower, at any time and from time to time, upon reasonable notice, permit or arrange for the Agent, the LC Issuing Bank, the Lenders and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.

(f) Keeping of Books. Keep, and cause its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not constitute a Material Adverse Change.

(h) Reporting Requirements. Furnish to each Lender in the manner prescribed in the last paragraph of this subsection (h):

(i) as soon as possible and in any event within five Business Days after the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of a Senior Financial Officer setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within sixty days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year end audit adjustments) by a Senior Financial Officer as having been prepared in accordance (in all material respects) with GAAP, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for any quarter shall satisfy the Borrower’s obligation under this Section 5.1(h)(ii) with respect to such quarter;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, such consolidated statements to be accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s annual Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Borrower’s obligation under this Section 5.1(h)(iii) with respect to such year;

(iv) concurrently with the delivery of the financial statements referred to in clauses (ii) and (iii) above, a certificate signed by the principal executive officer and the principal financial officer of the Borrower (i) stating whether a Default or Event of Default has occurred and is continuing on the date of such certificate, and if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action that the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.2(f) and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 4.1 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v) as soon as possible and in any event within 10 days after any ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of a Senior Financial Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(vii) promptly after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

(viii) promptly after requested, such documents or governmental reports or filings relating to any Plan as the Agent or the LC Issuing Bank or any Lender through the Agent may from time to time reasonably request;

(ix) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.1(g) or (B) for which the Agent, the LC Issuing Bank and the Lenders will be entitled to indemnity under Section 8.4(b);

(x) promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Borrower sends to its public security holders (if any), and copies of all regular, periodic and special reports, and all registration statements and periodic or special reports, if any, which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any other governmental authority which may be substituted therefor, or with any national securities exchange; and

(xi) promptly after requested, such other information respecting the business, properties, results of operations, prospects, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Agent or the LC Issuing Bank or any Lender through the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(h)(ii) or Section 5.1(h)(iii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Agent and the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each of the Agent and each Lender has access; provided that (i) upon the request of the Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (ii) the Borrower shall notify (which may be by a facsimile or electronic mail) the Agent and each Lender of the posting of any documents. The Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(i) Use of Proceeds. Use the proceeds of the Advances hereunder solely for the Borrower’s general corporate purposes (including working capital, interim funding of capital expenditures and supporting commercial paper issued by the Borrower), and not to (x) finance any Hostile Acquisition or (y) purchase or carry any Margin Stock in violation of Federal Reserve Board Regulations T, U or X.

(j) Further Assurances. At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Majority Lenders through the Agent may reasonably request to enable the Lenders, the LC Issuing Bank and the Agent to enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under any other Loan Document. In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Approvals required in connection with the Loan Documents from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect.

(k) OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 5.2 Negative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, any Lender shall have any Commitment or any Letter of Credit shall remain outstanding, the Borrower will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, accounts) (any of the foregoing being referred to herein as a “Lien”), excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue and which have been in existence less than ninety days, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, to secure public or statutory obligations of the Borrower or such Subsidiary, or to secure the utility obligations of any such Subsidiary incurred in the ordinary course of business;

(iv)(A) purchase money Liens upon or in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in the ordinary course of business (consistent with present practices, it being understood that for purposes of this clause, the purchase, construction or maintenance of generating facilities by the Utilities shall be deemed to be in the ordinary course of business and consistent with present practices) to secure (1) the purchase price of such property or (2) Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or (B) Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved and replacements, modifications and proceeds of such property, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v) Liens on the capital stock of any of the Borrower’s single-purpose Subsidiaries or any such Subsidiary’s assets to secure the repayment of project financing or Nonrecourse Debt for such Subsidiary;

(vi) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies;

(vii) Liens securing obligations under agreements entered into pursuant to the Iowa Industrial New Jobs Training Act or any similar or successor legislation, provided that such obligations do not exceed $5,000,000 in the aggregate at any one time outstanding;

(viii) Liens created pursuant to the Mortgage Bond Indentures;

(ix) Liens on the ownership interests in, and the assets of, any Foreign Subsidiary to secure not more than $300,000,000 aggregate principal amount of Debt of any Foreign Subsidiary; provided that in the event any such Debt is not denominated in Dollars, the calculation of the Dollar equivalent amount of such Debt shall be made as of the date of the incurrence of such Lien securing such Debt;

(x) Liens in favor of Wells Fargo, as agent under the Utility Facilities to secure the obligations of the respective Utilities under such agreements;

(xi) Liens incurred in connection with the sales of assets permitted in Section 5.2(d)(ix);

(xii) Liens incurred by the Borrower or any of its Subsidiaries on assets of the Borrower and its Subsidiaries to secure Nonrecourse Debt or obligations other than for borrowed money, in an aggregate principal amount not to exceed (x) in the case of the Borrower and all its Subsidiaries other than the Utilities and their respective Subsidiaries, $100,000,000 outstanding at any one time, and (y) in the case of each Utility and its Subsidiaries, $100,000,000 outstanding at any one time;

(xiii) Liens on nuclear fuel granted in connection with any financing arrangement for the purpose of purchasing or leasing such nuclear fuel;

(xiv) Liens constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Borrower’s use of its properties;

(xv) Liens set forth in Schedule III hereto, and any extensions, renewals, refinancing or replacements of any such Liens upon or in the same property theretofore subject thereto; and

(xvi) other Liens securing obligations of the Borrower and its Subsidiaries not to exceed more than five percent (5%) of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries at any time.

(b) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate of the Borrower, unless such transaction (i) is on terms no less favorable to the Borrower or such Subsidiary, as the case may be, than if the transaction had been negotiated in good faith on an arm’s length basis with a Person that was not an Affiliate of the Borrower, (ii) is among wholly-owned Subsidiaries of the Borrower or between the Borrower and a wholly-owned Subsidiary or (iii) (A) is permitted by applicable utility or utility holding company regulations or (B) has received all required Government Approvals from each governmental authority exercising jurisdiction over any party thereto, in each case under the foregoing clause (iii) only to the extent such transaction is not materially adverse to the Lenders, the LC Issuing Bank and the Agent.

(c) Mergers, Etc.

(i) merge with or into or consolidate with or into any other Person, except the Borrower may merge with or into or consolidate with or into any of its Subsidiaries, provided that immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (B) the Borrower is the surviving corporation and (C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; or

(ii) permit any of its Subsidiaries to merge with or into or consolidate with or into any other Person, except that any such Subsidiary may merge with or into any other Person, provided that immediately after giving effect thereto, (A) the surviving corporation is a Subsidiary of the Borrower, (B) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default and (C) the Borrower or any of its Subsidiaries shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction.

(d) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, lease, transfer, assign or otherwise dispose of any of its assets, except (i) sales, leases, transfers and assignments from one Subsidiary of the Borrower to another such Subsidiary or to the Borrower, (ii) in any transaction in which the net proceeds from such sale, lease, transfer, assignment or disposition are solely Cash and Cash Equivalents and such proceeds are (A) applied solely as a permanent reduction of the Aggregate Commitment and prepayment of Advances pursuant to Section 2.6 and Section 2.12, or (B) applied solely to pay or prepay Debt (together with a permanent reduction of any commitments relating to such Debt) incurred by the Borrower or any such Subsidiary in connection with the project comprising such assets, (iii) in connection with a sale and leaseback transaction entered into by any Subsidiary of the Borrower, (iv) sales, leases, transfers and assignments of other assets representing not in excess of 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries in the aggregate from the Amendment Effective Date until the Termination Date in any single or series of transactions, whether or not related, (v) sales, leases, transfers and assignments of worn out or obsolete equipment no longer used and useful in the business of the Borrower and its Subsidiaries, (vi) sales, leases, transfers and assignments of other assets in the ordinary course of business, (vii) disposition of the investment made by WPL Transco LLC in American Transmission Company LLC or the Equity Interests of WPL Transco LLC or any successor thereto, (viii) sales of contracts and accounts receivable by the Utilities, Alliant Energy Corporate Services, Inc., and its Subsidiaries and (ix) dispositions of Equity Interests in or assets of any direct or indirect subsidiary of AER; provided that in each case under clauses (i) through (ix) above, no Unmatured Default or Event of Default shall have occurred and be continuing after giving effect thereto; provided, further, that the Borrower or any of its Subsidiaries may, pursuant to Section 5.2(a)(ix), pledge its ownership interests in, and the assets of, any Foreign Subsidiary to secure not more than $300,000,000 aggregate principal amount of Debt incurred by any Foreign Subsidiary; provided that in the event any such Debt is not denominated in Dollars, the calculation of the Dollar equivalent amount of such Debt shall be made as of the date of the pledge of assets or ownership interests, as the case may be, securing such Debt.

(e) Maintenance of Ownership of Significant Subsidiaries. Sell, assign, transfer, pledge or otherwise dispose of any Equity Interests of any of its Significant Subsidiaries or any warrants, rights or options to acquire such Equity Interests, or permit any of its Significant Subsidiaries to issue, sell or otherwise dispose of any shares of its Equity Interests or any warrants, rights or options to acquire such capital stock, except (and only to the extent) as may be necessary to give effect to a transaction permitted by Section 5.2(c). Notwithstanding the foregoing, the Borrower or any of its Subsidiaries may, pursuant to Section 5.2(a)(ix), pledge its ownership interests in, and the assets of, any Foreign Subsidiary to secure not more than $300,000,000 aggregate principal amount of Debt incurred by any Foreign Subsidiary; provided that in the event any such Debt is not denominated in Dollars, the calculation of the Dollar equivalent amount of such Debt shall be made as of the date of the pledge of assets or ownership interests, as the case may be, securing such Debt.

(f) Capitalization Ratio. Permit the ratio of Consolidated Debt of the Borrower to Consolidated Capital of the Borrower to exceed 0.65 to 1.00.

(g) Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist, or permit the Utilities to enter into or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Utility to declare or pay dividends; provided that the foregoing limitations do not apply to (i) financial covenants that require the maintenance of a minimum net worth or compliance with financial tests as conditions to the ability to pay dividends or make other distributions with respect to capital stock or otherwise; (ii) restrictions that arise only if dividends on preferred stock have not been paid; and (iii) limitations or restrictions imposed by law or in regulatory proceedings.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing after the applicable grace period and notice requirement (if any):

(a) The Borrower shall fail to pay any principal of any Borrowing or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable; or

(b) The Borrower shall fail to pay any interest on any Borrowing or any other amount due under this Agreement for two days after the same becomes due; or

(c) Any representation or warranty made by or on behalf of the Borrower in any Loan Document or in any certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 5.1(c), Section 5.1(h)(i) or Section 5.2 (other than Section 5.2(b) thereof); or

(e) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or in any other Loan Document, and any such failure shall remain unremedied, after the earlier of (i) actual knowledge by the Borrower thereof, and (ii) written notice thereof shall have been given to the Borrower by the Agent, for a period of thirty days; or

(f) The Borrower or any of its Domestic Subsidiaries shall fail to make any payment in respect of any of its Debt other than Nonrecourse Debt, including any interest or premium thereon (but excluding Debt hereunder) aggregating $50,000,000 or more when due under documents related to such Debt (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or other similar adverse event; or

(g) The Borrower or any of the Utilities shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Utilities seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or any of the Utilities, either such proceeding shall remain undismissed or unstayed for a period of sixty days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or such Utility or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Utility or any of its property) shall occur; or the Borrower or any of the Utilities shall take any corporate or other action to authorize any of the actions set forth above in this Section 6.1(g); or

(h) Any judgment or order for the payment of money equal to or in excess of $50,000,000 shall be rendered against the Borrower or any of its Direct Subsidiaries (including, without limitation, the Utilities) or their respective properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Direct Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

(i) Any material provision of any Loan Document to which the Borrower is a party shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so assert in writing; or

(j) Any Governmental Approval required in connection with the execution, delivery and performance of the Loan Documents shall expire or be rescinded, revoked, otherwise terminated, or amended or modified in any manner that is materially adverse to the interests of the Lenders, the LC Issuing Bank and the Agent; or

(k) Any ERISA Event shall have occurred with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in a material liability to the Borrower, and, thirty days after notice thereof shall have been given to the Borrower by the Agent, the LC Issuing Bank or any Lender, such ERISA Event shall still exist; or

(l)(i) The Borrower shall cease to own 100% of the common equity interests of either of the Utilities; (ii) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (A) acquire beneficial ownership of more than 50% of any outstanding class of common stock of the Borrower having ordinary voting power in the election of directors of the Borrower or (B) obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors or (iii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors:

then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the obligation of each Lender to make Advances and the obligation of the LC Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Advances (if any), all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower (iii) direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Agent, to deposit) with the Agent from time to time such additional amount of cash as is equal to the LC Outstandings, such amount to be held by the Agent in the Cash Collateral Account as security for the LC Outstandings as described in Section 6.2 and (iv) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law; provided, however, that in the event of the occurrence of a Bankruptcy Event, (A) the obligation of the LC Issuing Bank to issue Letters of Credit, and the Aggregate Commitment and the obligation of each Lender to make Advances shall automatically be terminated, (B) the Advances, all such interest and all other amounts payable under this Agreement and the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (C) the obligation of the Borrower to Cash Collateralize the LC Outstandings as aforesaid shall automatically become effective, in each case without further action by the Agent, LC Issuing Bank or any Lender.

Section 6.2 Cash Collateral Account. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Article VI shall affect (i) the obligation of the LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Agent shall at the request, or may with the consent, of the Majority Lenders (except upon the occurrence of a Bankruptcy Event), upon notice to the Borrower, require the Borrower to deposit with the Agent an amount in the Cash Collateral Account equal to the LC Outstandings on such date (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Agent in the Cash Collateral Account as security as described in Section 2.4(i). Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII

THE AGENT

Section 7.1 Authorization and Action. Each of the Lenders (for purposes of this ARTICLE VII, references to the Lenders shall also mean the LC Issuing Bank and the Swingline Lender) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Except as set forth in Section 7.7, the provisions of this ARTICLE VII are solely for the benefit of the Agent and the Lenders, the Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.2 Exculpatory Provisions.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Unmatured Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.1 and Section 6.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until notice describing such Unmatured Default or Event of Default is given to the Agent in writing by the Borrower or a Lender.

Section 7.3 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the LC Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the LC Issuing Bank prior to the making of such Advance or the issuance, extension, renewal or increase of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.4 Wells Fargo and Affiliates. With respect to its Commitment and the Advances made by it, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or the LC Issuing Bank; and the term “Bank” or “Banks” and “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in its individual capacity. Wells Fargo and its Affiliates may accept deposits from, lend money to, act as the financial advisor or the trustee under indentures of, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Subsidiary or other Affiliate thereof, all as if Wells Fargo were not the Agent and without any duty to account therefor to the Lenders.

Section 7.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.6 Indemnification. The Lenders agree to indemnify the Agent and any Related Party of the Agent participating in the transaction (to the extent not reimbursed by the Borrower), ratably according to (i) on or before the Termination Date, the respective Percentages of the Lenders, or (ii) after the Termination Date, the respective outstanding principal amounts of the Advances, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out of pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.7 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company (and reasonably acceptable to the Borrower so long as no Unmatured Default or Event of Default exists) organized under the laws of the United States or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty days after the retiring Agent’s giving of notice of resignation (the “Resignation Effective Date”), then the retiring Agent shall, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of any State thereof reasonably acceptable to the Borrower. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation of the retiring Agent shall become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding the foregoing, if either the Majority Lenders or the Borrower have not accepted the appointment of a successor Agent or no successor Agent has accepted appointment to act as the Agent hereunder as of the Resignation Effective Date, then the Majority Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Agent as of the Resignation Effective Date. With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor administrative agent as provided for in this Section 7.7. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII and Section 8.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.8 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent; provided, however, that the Agent shall remain responsible for the performance of its duties under this Agreement and the Loan Documents to the extent required under this Article VII. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 7.9 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Arrangers, Syndication Agent, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 7.10 Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Advance or reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, reimbursement obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Agent under Section 2.5 and Section 8.4) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents, sub-agents and counsel, and any other amounts due the Agent under Section 2.5 or Section 8.4.

Section 7.11 LC Issuing Bank and Swingline Lender. The provisions of this Article VII (other than Section 7.4) shall apply to the LC Issuing Bank and Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Agent.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of any amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) waive, modify or eliminate any of the conditions specified in Section 3.1 or Section 3.2 without the written consent of each Lender; (b) increase or extend the Commitments of any Lender without the written consent of such Lender, (c) reduce the principal of, or interest on, the Advances, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Agent, the Joint Arrangers or the LC Issuing Bank for their own account, or to any Lender pursuant to, Section 2.13 or Section 2.17) without the written consent of each Lender directly affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, any reimbursement obligation in respect of Letters of Credit or any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (f) amend this Section 8.1 without the written consent of each Lender, or (g) change or waive any provision of Section 2.18 or any other provision of this Agreement or any other Loan Document requiring pro rata treatment of the Lenders in a manner that would alter the pro rata treatment of Lenders required thereby without the written consent of each Lender; and provided, further, that (i) no amendment, waiver or consent shall affect the rights or duties of the Agent, the Swingline Lender or the LC Issuing Banks under this Agreement or any Note, unless such amendment, waiver or consent is in writing and signed by the Agent, the Swingline Lender and each LC Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, (ii) that no amendment, waiver or consent shall change or waive any provision of Section 2.13 or Section 2.17, unless such amendment, waiver or consent is in writing and signed by each Lender directly affected thereby, in addition to the Lenders required above to take such action and (iii) that this Agreement may be amended and restated without the consent of any Lender, the Swingline Lender, any LC Issuing Bank or the Agent if, upon giving effect to such amendment and restatement, such Lender, such LC Issuing Bank or the Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder to such Lender, the Swingline Lender, the LC Issuing Bank or the Agent, as the case may be. Anything herein to the contrary notwithstanding, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that in no event shall any amendment, waiver or consent purport to (A) increase or extend the Commitments of such Defaulting Lender, (B) reduce the principal of, or interest on, the Advances made by such Defaulting Lender, or any Applicable Margin or any fees or other amounts payable to such Defaulting Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Advances made by such Defaulting Lender, or (D) amend this Section 8.1 in a manner that affects such Defaulting Lender adversely, in each case without the affirmative consent of such Defaulting Lender, provided that if any such amendment, waiver or consent has been approved by all Lenders which are not Defaulting Lenders, and such Defaulting Lender shall have failed to have furnished either its approval or disapproval of such amendment, waiver or consent within the period of ten Business Days after its receipt of a written request to do so, then such Defaulting Lender shall be deemed to have given its affirmative consent.

Section 8.2 Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 4902 North Biltmore Lane, Madison, Wisconsin 53718-2132 Attn: Treasurer, or P.O. Box 77007, Madison, Wisconsin 53707-1007 Attn: Treasurer; if to any Bank, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; if to Wells Fargo in its capacity as an LC Issuing Bank, at its address at One Wells Fargo Center, Wells Fargo Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; if to JPMorgan Chase Bank, N.A. in its capacity as an LC Issuing Bank, at its address at JPMorgan Chase Bank, NA, 10 South Dearborn, Floor 09 Chicago, IL 60603, Attention: Helen D. Davis; if to the Swingline Lender, at its address at One Wells Fargo Center, Wells Fargo Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; and if to the Agent, at its address at One Wells Fargo Center, Wells Fargo Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Articles II or VII shall not be effective until received by the Agent.

Section 8.3 No Waiver; Remedies. No failure on the part of any Lender, the Swingline Lender, any LC Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Costs, Expenses, Taxes and Indemnification.

(a) The Borrower agrees to pay on demand all costs and expenses of the Agent and the Joint Arrangers in connection with the preparation (including, without limitation, printing costs), syndication, negotiation, execution, delivery, modification and amendment of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Agent and the Joint Arrangers with respect thereto and with respect to the administration of, and advising the Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Agent, each LC Issuing Bank and each Lender), in connection with the enforcement and workout (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.4. In addition, the Borrower shall pay any and all Other Taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, and agrees to save the Agent, each LC Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.

(b) The Borrower hereby agrees to indemnify and hold each Lender, the Agent (and any sub-agent thereof), the Joint Arrangers, the Swingline Lender, each LC Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) which any of them may incur or which may be claimed against any of them by any Person including the Borrower (except for such claims, damages, losses, liabilities, costs and expenses resulting from such Indemnified Person’s gross negligence or willful misconduct):

(i) by reason of or resulting from the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit;

(ii) in connection with any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of any of the Loan Documents;

(iii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

(iv) in connection with or resulting from the use by unintended recipients of any information or other materials distributed by it through the internet, SyndTrak or other similar transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Borrower of the commencement of any action or proceeding; provided, however, that the failure so to notify the Borrower will not relieve the Borrower from any liability that the Borrower may have to such Indemnified Person pursuant hereto or from any liability that it may have to such Indemnified Person other than pursuant hereto. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such action or proceeding, and, upon such election, the Borrower will not, as long as it diligently conducts such defense, be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) the Indemnified Person determines in good faith that joint representation would be inappropriate, including any actual or potential conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from, or in addition to those available to the Borrower. If the Borrower assumes the defense of any such action or proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made with respect thereto are subject to indemnification hereunder; (b) no compromise or settlement of such claims may be effected by the Borrower without the Indemnified Person’s consent and (c) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that any action or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, such Indemnified Person may, by notice to the Borrower, assume the exclusive right to defend, compromise, or settle such action or proceeding, but the Borrower will not be bound (but will retain its indemnification obligations hereunder) by any determination of an action or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). In connection with any one action or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 8.4 to be paid by it to the Agent (or any sub-agent thereof), any LC Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such LC Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such LC Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), any LC Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.3(b).

(d) The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Eurodollar Rate Advances) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or Conversion into, a Eurodollar Rate Advance does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion, (ii) if any repayment, prepayment or Conversion of any Eurodollar Rate Advance occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.20 or any acceleration of the maturity of the Advances pursuant to Section 6.1), (iii) if any prepayment of any Eurodollar Rate Advance is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any Eurodollar Rate Advance when due hereunder. Calculation of all amounts payable to a Lender under this Section 8.4(a) shall be made as though such Lender had actually funded its relevant Eurodollar Rate Advance through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate Advance in an amount equal to the amount of such Eurodollar Rate Advance, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its Eurodollar Rate Advances in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 8.4(a). A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 8.4(a) by any Lender as to any additional amounts payable pursuant to this Section 8.4(a) shall be submitted by such Lender to the Borrower either directly or through the Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 8.4(a) of any such losses, expenses or liabilities shall be conclusive absent manifest error.

(e) The Borrower’s obligations under this Section 8.4 shall survive the repayment of all amounts owing to the Lenders hereunder and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.4 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

Section 8.5 Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent by the Majority Lenders specified by Section 6.1 to authorize the Agent to declare all amounts owing hereunder due and payable pursuant to the provisions of Section 6.1, each Lender, each LC Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such LC Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender, such LC Issuing Bank or Affiliate shall have made any demand under such Loan Document and although such obligations may be unmatured or contingent or are owed to a branch, office or Affiliate of such Lender or such LC Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the LC Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) The Borrower agrees that it shall have no right of set-off, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Agent, any LC Issuing Bank or any Lender for the Agent’s, such LC Issuing Bank’s or such Lender’s, as the case may be, gross negligence or willful misconduct; provided that no Lender shall be liable for the conduct of the Agent, any LC Issuing Bank or any other Lender; provided, further, that the Agent shall not be liable for the conduct of any Lender or any LC Issuing Bank, and no LC Issuing Bank shall be liable for the conduct of any Lender or the Agent; provided, however that none of the Agent, any Lender or any LC Issuing Bank shall be liable to the Borrower for any amounts representing indirect, special, consequential or punitive damages (as opposed to direct or actual damages) suffered by the Borrower.

Section 8.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified in writing by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each LC Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.7 Assignments and Participations.

(a) Assignment by Lenders. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and Swingline Advances, and the Note or Notes (if any) held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under the Loan Documents, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the amount of such Lender’s then remaining Commitment and $5,000,000 or any whole multiple of $1,000,000 in excess thereof (except in the case of assignments between Lenders at the time already parties hereto and between a Lender and an Affiliate of such Lender or Approved Fund), (iii) except as set forth in clause (ii) below, the Agent, each LC Issuing Bank and, so long as no Unmatured Default or Event of Default shall have occurred and be continuing, the Borrower, shall have consented to such assignment (in each case, which may not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500. Promptly following its receipt of such Lender Assignment, Note or Notes (if any) and fee, the Agent shall accept and record such Lender Assignment in the Register.

(i) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.13, Section 2.17, and Section 8.4 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time, with notice to the Borrower, the Agent and the LC Issuing Banks, assign all or any portion of its Commitment, and the Advances, participations in Letters of Credit and Swingline Advances owing to any of the Banks listed on the signature pages hereof, any Additional Lender that shall become a party hereto pursuant to Section 8.7(a)(i), any Affiliate of such a Lender or any Approved Fund that is an Affiliate of a Lender. No such assignment, other than to any of the Banks listed on the signature pages hereof, any Additional Lender that shall become a party hereto pursuant to Section 8.7(a)(i), any Affiliate of such a Lender or any Approved Fund that is an Affiliate of a Lender shall release the assigning Lender from its obligations hereunder.

(iii) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.1(f)) hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(iv) No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) a natural Person.

(v) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each LC Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) The Agent shall maintain at its address referred to in Section 8.2 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Designated Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes (if any) subject to such assignment, the Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 8.7 hereto, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(c) Participations. Each Lender may sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit or Swingline Advances, and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note (if any) for all purposes of this Agreement, and (iv) the Borrower, the Agent, the LC Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. The Borrower agrees that each Participant, solely pursuant to the terms of the relevant agreement or instrument between such Participant and the participating Lender and not as a party or third party beneficiary to this Agreement, shall be entitled to the benefits of Section 2.13, Section 2.14, Section 8.4(d), and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 8.7(c); provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section 8.7(c); and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.17 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be deemed to be a party to or have standing under this Agreement, and shall only act through the participating Lender pursuant to the terms of the relevant agreement or instrument between such Participant and the participating Lender. Each Lender that sells a participation agrees to cooperate with the Borrower to effectuate the provisions of Section 2.20(a) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.18 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower solely for purposes of complying with Section 5f.103-1(c) of the United States Treasury Regulations, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is (i) necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, (ii) required by a regulatory agency with jurisdiction over the party requesting disclosure or (iii) required by applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 8.8, to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(e) Anything in this Section 8.7 to the contrary notwithstanding, any Lender may assign a security interest in or pledge all or any portion of its Commitment and the Advances owing to it to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

Section 8.8 Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to a Recipient written information which is identified to the Recipient in writing, when delivered, as confidential (such information, other than any such information which (i) as publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as “Confidential Information”). The Recipient will maintain the confidentiality of any Confidential Information in accordance with such procedures as the

Recipient applies generally to information of that nature. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with its Affiliates or with current or prospective participants in or assignees of, or any current or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to, the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such Affiliate’s or prospective participant’s or assignee’s or counterparty’s entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or in connection with any pending or threatened litigation, (iii) otherwise as required by law, or (iv) in order to protect its interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (ii) or (iii) above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent legally permitted to do so.

Section 8.9 WAIVER OF JURY TRIAL. THE AGENT, THE LC ISSUING BANKS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, SUCH LC ISSUING BANK, SUCH LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE LC ISSUING BANKS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 8.10 Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York; provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York.

Section 8.11 Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, the Joint Arrangers, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. The Borrower, each Lender, each LC Issuing Bank, the Joint Arrangers, and the Agent irrevocably and unconditionally submit to the jurisdiction of such courts and agree that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, the Joint Arrangers, any Lender or any LC Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

Section 8.12 Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.13 Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties thereto.

Section 8.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 8.15 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 8.16 Disclosure of Information. The Borrower agrees and consents to the Agent’s and the Joint Arrangers’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

Section 8.17 USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 8.18 Entire Agreement. This Agreement, together with any Note, the Fee Letters and any other agreements, instruments and other documents required to be executed and delivered in connection herewith, represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings of the parties with respect to the subject matter covered hereby.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANT ENERGY CORPORATION

By:	/s/ John E. Kratchmer
Name:	John E. Kratchmer
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, LC Issuing Bank and as Lender

By:	/s/ Shawn Young
Name:	Shawn Young
Title:	Director

JPMORGAN CHASE BANK, N.A., as LC Issuing Bank, as Syndication Agent and as Lender

By:	/s/ Helen D. Davis
Name:	Helen D. Davis
Title:	Vice President

BANK OF AMERICA, N.A., as Documentation Agent and Lender

By:	/s/ William Merritt
Name:	William Merritt
Title:	Vice President

BARCLAYS BANK PLC, as Documentation Agent and Lender

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

CITIBANK, N.A., as Documentation Agent and Lender

By:	/s/ Anita J. Brickell
Name:	Anita J. Brickell
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and Lender

By:	/s/ Andrew Taylor
Name:	Andrew Taylor
Title:	Vice President

UBS LOAN FINANCE LLC, as Documentation Agent and Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

THE BANK OF TOKYO-MITSUBISHI UFJ, as Documentation Agent and Lender

By:	/s/ Chi-Cheng Chen
Name:	Chi-Cheng Chen
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ John Watt
Name:	John N. Watt
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Craig Hanselman
Name:	Craig Hanselman
Title:	Vice President

MIZUHO CORPORATE BANK (USA), as Lender Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

COMERICA BANK, as Lender

By:	/s/ Heather Whiting
Name:	Heather Whiting
Title:	Vice President

SCHEDULE I

ALLIANT ENERGY CORPORATION

Third Amended and Restated Five Year Credit Agreement, dated as of December 14, 2011, among Alliant Energy Corporation, as Borrower, the Banks named therein and Wells Fargo, National Association, as Agent, Swingline Lender and LC Issuing Bank

Name of Lender	Commitment
Wells Fargo Bank, National Association	$33,750,000
JPMorgan Chase Bank, N.A.	$33,750,000
Bank of America, N.A.	$28,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$28,500,000
Barclays Bank PLC	$28,500,000
Citibank N.A.	$28,500,000
The Royal Bank of Scotland plc	$28,500,000
UBS Loan Finance LLC	$28,500,000
Bank of New York Mellon	$18,000,000
KeyBank National Association	$18,000,000
Mizuho Corporate Bank (USA)	$18,000,000
Comerica Bank	$7,500,000
Total	$300,000,000

SCHEDULE II

EXISTING SYNTHETIC LEASES

Existing Synthetic Leases for Wisconsin Power and Light Company:

1.	Equipment Leasing Agreement, dated November 1, 1993. Amount owed as of the Amendment effective date is $3,436,234.02.

2.	Equipment Leasing Agreement, dated March 15, 1995. Amount owed as of the Amendment effective date is $2,188,318.00.

3.	Equipment Leasing Agreement, dated November 2, 1993. Amount owed as of the Amendment effective date is $956,062.75.

Existing Synthetic Leases for Interstate Power and Light Company:

Existing Synthetic Leases for Alliant Energy Corporate Services, Inc.:

1.	Lease, dated April 19, 2000. Amount owed as of the Amendment effective date is $47,744,531.41.

SCHEDULE III

EXISTING LIENS

1.	Liens in favor of wholly-owned Subsidiaries.

2.	Liens, if any, evidenced by existing synthetic leases listed in Schedule II.

3.	Liens securing payment on Sheboygan Power, LLC Senior Secured Notes due 2025.

4.	Property pledged as security for any of the following bond issues:

•	Pollution Control Facility Revenue Refunding Bonds (Interstate Power and Light Company Project) Series 2005, issued by the Iowa Finance Authority

•	Pollution Control Refunding Revenue Bonds, Series 2006A (Carlton), issued by the Town of Carlton, Wisconsin

•	Pollution Control Refunding Revenue Bonds, Series 2006B (Sheboygan), issued by the City of Sheboygan, Wisconsin

5.	Promissory Note and Mortgage dated July 16, 2010, between Cedar Rapids and Iowa City Railway Company (“Business”) and the Department of Transportation of the State of Iowa (“Department”).

6.	Contingent liens and performance guaranties created in support of performance and payment bonds in favor of various contractors and vendors.

SCHEDULE IV

LIST OF INDENTURES

The following indentures, as amended and supplemented from time to time:

1.	Indenture, dated as of June 20, 1997, between Wisconsin Power and Light Company and Wells Fargo Bank, N.A., as Successor Trustee, relating to debt securities.

2.	Indenture, dated as of September 30, 2009, between Alliant Energy Corporation and Wells Fargo Bank, N.A., as Trustee.

3.	Indenture (for Senior Unsecured Debt Securities), dated as of August 20, 2003, between Interstate Power and Light Company and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.	Collateral Trust Indenture, dated as of June 30, 2005, between Sheboygan Power, LLC, as Issuer, and LaSalle Bank National Association (d/b/a Bank of America Merrill Lynch Global Custody and Agency Services), as Collateral Trustee.

Sch. IV-1

EXHIBITS TO

THIRD AMENDED AND RESTATED

FIVE YEAR

CREDIT AGREEMENT

Dated as of December 14, 2011

Among

ALLIANT ENERGY CORPORATION

as Borrower

THE BANKS NAMED HEREIN

as Banks

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swingline Lender and LC Issuing Bank

JPMORGAN CHASE BANK, N.A.

as Syndication Agent and LC Issuing Bank

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIBANK, N.A.

THE BANK OF TOKYO – MITSUBISHI UFJ, LTD.

THE ROYAL BANK OF SCOTLAND PLC

and

UBS LOAN FINANCE LLC

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC

J.P. MORGAN SECURITIES LLC

BARCLAYS CAPITAL

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

RBS SECURITIES INC.

THE BANK OF TOKYO – MITSUBISHI UFJ, LTD.

and

UBS SECURITIES LLC

Joint Lead Arrangers and Joint Bookrunners

EXHIBIT 1.1(a)

FORM OF REVOLVING NOTE

$	, 2011

FOR VALUE RECEIVED, ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”), hereby promises to pay to the order of                                     (the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Agent”) located at One Wells Fargo Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Third Amended and Restated Five Year Credit Agreement, dated as of December     , 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lender and certain other lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lenders, Swingline Lender and as LC Issuing Bank, the principal sum of                                     DOLLARS ($                ), or such lesser amount as may constitute the unpaid principal amount of the Revolving Advances made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Advances made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of any New York State Court or Federal court sitting in New York City, although the Lender shall not be limited to bringing an action in such courts.

[Signature on the Following Page]

ALLIANT ENERGY CORPORATION

By
Name:
Title:

EXHIBIT 1.1(b)

FORM OF SWINGLINE NOTE

$60,000,000	December , 2011

FOR VALUE RECEIVED, ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wells Fargo Bank, National Association (the “Agent”) located at One Wells Fargo Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lender and certain other lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lenders, Swingline Lender and as LC Issuing Bank, the principal sum of SIXTY MILLION AND 00/100 DOLLARS ($60,000,000.00), or such lesser amount as may constitute the unpaid principal amount of the Swingline Advances made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Advances made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of any New York State Court or Federal court sitting in New York City, although the Lender shall not be limited to bringing an action in such courts.

[Signature on the Following Page]

ALLIANT ENERGY CORPORATION

By
Name:
Title:

EXHIBIT 2.2(b)

FORM OF NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association, as Agent

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Alliant Energy Corporation, refers to the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a Borrowing of Revolving Advances under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(A) The Business Day of the Proposed Borrowing is                     .1

(B) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(C) The aggregate amount of the Proposed Borrowing is $                    .

(D) [The Interest Period for each Revolving Advance made as part of the Proposed Borrowing is      month[s].]2

[1]

Notice must be received by (i) in the case of Eurodollar Rate Advances, 11:00 a.m., Charlotte, time, three Business Days prior to the date of the Borrowing or (ii) in the case of Base Rate Advances, 10:00 a.m., Charlotte time, on the date of Borrowing.

[2]	Delete for Base Rate Advances.

The undersigned hereby acknowledges that the delivery of this Notice of Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Section 3.2(a) of the Credit Agreement are true.

Very truly yours,

ALLIANT ENERGY CORPORATION

By
Name:
Title:

EXHIBIT 2.2(c)

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

Wells Fargo Bank, National Association, as Agent

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Wells Fargo Bank, National Association, as

    Swingline Lender

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention:

Ladies and Gentlemen:

The undersigned, Alliant Energy Corporation, refers to the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.2(c) of the Credit Agreement that the undersigned hereby requests a Borrowing of a Swingline Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(c) of the Credit Agreement:

(A)	The Business Day of the Proposed Borrowing is .[1]

(B)	The aggregate amount of the Proposed Borrowing is $ .[2]

[1]	Notice must be received by 2:00 p.m., Charlotte time, on the date of Borrowing.
[2]	Amount of Proposed Borrowing must comply with Section 2.2(c) of the Credit Agreement.

The undersigned hereby acknowledges that the delivery of this Notice of Swingline Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Section 3.2(a) of the Credit Agreement are true.

Very truly yours,

ALLIANT ENERGY CORPORATION

By
Name:
Title:

EXHIBIT 2.4

FORM OF REQUEST FOR ISSUANCE

[Date]

Wells Fargo Bank, National Association, as Agent

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Alliant Energy Corporation (the “Borrower”), refers to the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified, or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and the Agent, and hereby gives you notice, pursuant to Section 2.4 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:

(i) the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is                     ;1

(ii) the expiration date of the Requested Letter of Credit requested hereby is                     ;2

(iii) the proposed stated amount of the Requested Letter of Credit is                     ;

(iv) The beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary]; and

[1]	Notice must be received by 12:00 p.m., Charlotte time, not less than two Business Days prior to proposed date of issuance.
[2]	Date may not be later than five (5) Business Days prior to the Termination Date or, in any event, more than one (1) year after the date of issuance.

(v) the conditions under which a drawing may be made under the Requested Letter of Credit are as follows:

Attached hereto as Exhibit A is a consent to this requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.3

Upon the issuance of the Letter of Credit by the LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article III of the Credit Agreement have been satisfied.

ALLIANT ENERGY CORPORATION

By
Name:
Title:

[3]	Include this paragraph only if request is for modification or amendment of the Letter of Credit.

EXHIBIT A

Consented to as of the date

first above written:4

[NAME OF LETTER OF CREDIT BENEFICIARY]

By
Name:
Title:

[4]	Necessary only for modification or amendment.

EXHIBIT 2.11

FORM OF NOTICE OF CONVERSION

[Date]

Wells Fargo Bank, National Association, as Agent

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Alliant Energy Corporation, refers to the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.11 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.11 of the Credit Agreement:

(A) The Business Day of the Proposed Conversion is                     ,             .1

(B) The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

(C) The aggregate amount of the Proposed Conversion is $                    .

(D) The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

(E) The Interest Period for each Advance made as part of the Proposed Conversion is      month(s).2

The undersigned hereby represents and warrants that the Borrower’s request for the Proposed Conversion is made in compliance with Section 2.10 of the Credit Agreement.

[1]

Notice must be received by (i) in the case of Conversion to or in respect of Eurodollar Rate Advances, 12:00 noon, Charlotte, time, three Business Days prior to the date of the Borrowing or (ii) in the case of Conversion to or in respect of Base Rate Advances, 12:00 noon, Charlotte time, on the date of Borrowing.

[2]	Delete for Base Rate Advances.

Very truly yours,

ALLIANT ENERGY CORPORATION

By
Name:
Title:

EXHIBIT 3.l(a)(viii)(A)

FORM OF OPINION

December __, 2011

The Lenders party to the Credit Agreement defined below and

Wells Fargo Bank, National Association, as Agent for such Lenders

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Re:	Alliant Energy Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(a)(viii)(A) of the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (the “Credit Agreement”), among Alliant Energy Corporation (the “Borrower”), the Banks parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank (collectively, the “Lenders”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

We have acted as counsel for the Borrower in connection with the preparation, execution and delivery of, and the closing on this date (the “Closing”) under, the Credit Agreement and the other Loan Documents.

In that capacity we have examined:

(i) the Credit Agreement;

(ii) the Notes delivered in connection with the Closing, if any (the “Notes”);

(iii) the Fee Letters;

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers, or of public officials.

We have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to the Credit Agreement (other than the Borrower), (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures, (iv) the conformity to the originals of all such documents submitted to us as copies and (v) the enforceability of all documents against parties thereto other than the Borrower.

Our opinions expressed herein are limited to the laws of the State of New York, the laws of the State of Colorado and the Federal laws of the United States of America in effect on the date hereof as they presently apply and we express no opinion as to the laws of any other jurisdiction. We authorize Robinson, Bradshaw & Hinson, P.A., special counsel to the Agent, to rely on this opinion.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Based solely upon a certificate issued by the Wisconsin Department of Financial Institutions, the Borrower is a validly existing corporation, has filed its most recent annual report required by the Wisconsin Statutes and has not filed Articles of Dissolution as of the date of such certificate.

2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws, or (b) any law, rule or regulation of which we have knowledge applicable to the Borrower. The Credit Agreement, the Notes and the Fee Letters have been duly executed and delivered on behalf of the Borrower. It is understood that the Borrower is required to obtain the Commitment Increase Approvals before any Commitment Increase.

3. Other than the Approval of the Public Service Commission of Wisconsin, no Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, or the enforcement thereof by the Agent and the Lenders.

4. The Credit Agreement, the Notes and the Fee Letters are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on certificates of the Borrower and the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Borrower or any Subsidiary in connection with the transactions contemplated by the Credit Agreement mean the conscious awareness of facts or other information by the lawyers in this firm participating in the preparation of this opinion and representing Borrower or any Guarantor in the transactions contemplated hereby (Michael W. King, Esq. and Jonathan S. Sar, Esq.).

Our opinion set forth in paragraph 4 above is limited by:

(a)	Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ rights and remedies generally;

(b)	General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;

(c)	The possibility that certain rights, remedies, waivers, and other provisions of the Loan Documents may not be enforceable; nevertheless, such unenforceability will not render any of the Loan Documents invalid as a whole or preclude (i) judicial enforcement of the obligation of Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Credit Agreement and/or the Notes; or (ii) acceleration of the obligation of Borrower to repay such principal, together with such interest, upon a material default in a material provision of the Loan Documents; and

(d)	The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Loan Documents.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of the Agent and the Lenders in connection with the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof, their participants, assignees and transferees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Agent and/or the Lenders under the Credit Agreement or to a banking examiner or regulator in connection with an examination of the Agent and/or the Lenders by such governmental authority, without our prior written consent.

Very truly yours,

EXHIBIT 3.1(a)(viii)(B)

FORM OF OPINION OF IN-HOUSE COUNSEL OF THE

BORROWER

[Date of Amendment Effective Date]

The Lenders party to the Credit Agreement defined below and

Wells Fargo Bank, National Association, as Agent for such Lenders

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Re:	Alliant Energy Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.l(a)(viii)(B) of the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (the “Credit Agreement”), among Alliant Energy Corporation (the “Borrower”), the Banks parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as LC Issuing Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I am Senior Attorney for the Borrower and have acted as such in connection with the preparation, execution and delivery of, and the closing on this date of, the Credit Agreement and the other Loan Documents.

In that capacity I have examined, or have arranged for the examination by an attorney or attorneys under my general supervision of:

(i) the Credit Agreement;

(ii) the Notes delivered in connection with the closing of the Credit Agreement;

(iii) the Fee Letters;

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, I, or an attorney or attorneys under my general supervision, have examined the originals, or copies certified to my or their satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I or such attorneys have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I or such attorneys have, when relevant facts were not independently established by me or by them, relied upon certificates of the Borrower or its officers or of public officials.

I have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to such document (other than the Borrower), (ii) the authenticity of all such documents submitted to me as originals, (iii) the genuineness of all signatures (other than those of the Borrower) and (iv) the conformity to the originals of all such documents submitted to me as copies.

I, or an attorney or attorneys under my general supervision, have made such examination of law as in my or their judgment is necessary or appropriate for purposes of this opinion. I and such attorneys do not, however, purport to be qualified to pass upon, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Wisconsin.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse affect on the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws; (b) any law, rule, regulation, order or judgment applicable to the Borrower; (c) any contractual restriction arising under any agreement or instrument evidencing indebtedness described in Schedule III of the Credit Agreement; or (d) to my knowledge, any other legal or contractual restriction binding on, or affecting the Borrower or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any Lien upon or with respect to any of its properties under any agreement or instrument evidencing indebtedness described in Schedule III of the Credit Agreement or, to my knowledge, under any other agreement or instrument. The Credit Agreement, the Notes and the Fee Letters have been duly executed and delivered on behalf of the Borrower.

3. No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document.

4. There is no pending or, to my knowledge, threatened action or proceeding affecting the Borrower or its properties before any court, governmental agency or arbitrator, that could reasonably be expected, if adversely determined, to materially and adversely affect the business, financial condition, operations, results of operations or prospects of the Borrower, or affect the legality, validity or enforceability of the Credit Agreement or any other Loan Document.

I authorize Brownstein Hyatt Farber Schreck, LLP, special counsel to the Borrower, to rely on this opinion respecting matters covered by or relating to the laws of the State of Wisconsin.

Very truly yours,

Jake C. Blavat
Senior Attorney

EXHIBIT 8.7

FORM OF LENDER ASSIGNMENT

Dated                 ,

Reference is made to the Third Amended and Restated Five Year Credit Agreement, dated as of December __, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Alliant Energy Corporation, a Wisconsin corporation (the “Borrower”), the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank. Pursuant to the Credit Agreement, (the “Assignor”) has committed to make Advances (the “Advances”) to the Borrower, which Advances are evidenced by one or more Notes (the “Notes”) issued by the Borrower to the Assignor.

The Assignor and                          (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement (the “Assigned Interest”), including, without limitation, such interest in the Assignor’s Commitment, the Advances owing to the Assignor, the Assignor’s participations in Letters of Credit and any Swingline Advances, and the Note or Notes (if any) held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment, the amount of the Advances owing to the Assignee, and the Assignee’s participations in Letters of Credit and any Swingline Advances will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto (the “Effective Date”).

2.

On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, $                    , and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement and the Note or Notes (if any) to the extent of the Assigned Interest, including without limitation (1) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (2) the right to vote and to instruct the Agent under the Credit Agreement according to its Percentage based on the Assigned Interest, (3) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement and (4) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, the Agent or otherwise) in the same funds in which such amount is received by the Assignor.

3.	The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) referred to in paragraph 1 above and requests that the Agent exchange such Notes (if any) for new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto. Except as specified in this Section 3, the assignment of the Assigned Interest shall be without recourse to the Assignor.

4.

The Assignee (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Eurodollar Lending Office the office set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].[1]

[1]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

5.	Following the execution of this Lender Assignment by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Lender Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Lender Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6.	Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.	This Lender Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8.	This Lender Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

SCHEDULE 1

to

LENDER ASSIGNMENT

Dated                     ,

Section 1.		%

Percentage Interest:

Section 2.

Assignee’s Commitment:	$

Aggregate Outstanding Principal Amount of Revolving Advances owing to the Assignee:	$

Aggregate Amount of Participations in Letters of Credit assigned to Assignee:	$

Aggregate Amount of Participations in Swingline Advances assigned to Assignee:	$

A Note payable to the order of the Assignee
Dated: _________, ___

Principal amount:

A Note payable to the order of the Assignor
Dated: _________, ___

Principal amount:

Section 3.

Effective Date: ______________, ____

[NAME OF ASSIGNOR]

By
Title:

[NAME OF ASSIGNEE]

By
Title:

Domestic Lending Office (and address for notices):
[Address]

Eurodollar Lending Office:
[Address]

Accepted this              day of                     ,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By
Name:
Title:

ALLIANT ENERGY CORPORATION

By
Name:
Title: